March 31, 2010

Dear Stockholder:

The Annual Meeting of Stockholders of Home Properties, Inc. will be held on Tuesday, May 4, 2010, at 9:00 a.m. at Clinton Square, 14th Floor, Rochester, New York.  We have decided to change the time, location and format of our Annual Meeting.  There will be no formal presentation other than a brief report on the outcome of the stockholder vote.

A Notice of Annual Meeting and a Proxy Statement are attached.  They describe the matters to be acted upon at the Annual Meeting.

Your vote on all the matters described in the Proxy Statement is very important.  Please sign, date and return the enclosed proxy card in the envelope provided.  Alternatively, you may choose to vote by telephone or internet.  Voting by any of these methods before the meeting will insure that your shares are represented at the meeting.

Thank you for your continued confidence in Home Properties.

Sincerely,

HOME PROPERTIES, INC.

Edward J. Pettinella
President and Chief Executive Officer

 HOME PROPERTIES, INC.
850 Clinton Square
Rochester, New York  14604
_______________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2010
_______________________________________

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Home Properties, Inc. (the "Company") will be held on Tuesday, May 4, 2010 at 9:00 a.m. at Clinton Square, 14th Floor, Rochester, New York.  Clinton Square is located at the northwest corner of Clinton Avenue and Broad Street in downtown, Rochester, New York.  The purpose of the Annual Meeting is as follows:

1.	To elect 11 Directors of the Company to serve until the 2011 Annual Meeting of Stockholders and until their respective successors are elected;
2.	To approve an amendment to the Director Deferred Compensation Plan to increase the shares available for issuance under that plan by 50,000;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010; and
4.	To consider and act upon any other matters that are properly brought before the Annual Meeting and at any adjournments or postponements thereof.

The Board of Directors of the Company (the “Board” or the “Board of Directors”) set the close of business on March 9, 2010 as the record date for the Annual Meeting.  Only stockholders whose names appear on the stock register of the Company at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements.  (If you hold your stock in the name of a brokerage firm, bank or other nominee, only that entity can vote your shares.  Please give instructions as to how you wish your shares to be voted to the person responsible for your account.)

There are four ways to vote:
-  by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope;
-  by internet at http://www.proxyvoting.com/hme;
-  by toll-free telephone at 1-866-540-5760; or
-  by written ballot at the meeting.

If you vote by internet or telephone, your vote must be received before 11:59 p.m. Eastern Standard Time on May 3, 2010, the day before the Annual Meeting.  You may change your vote or revoke your proxy at any time before the Annual Meeting:

-  by returning a later dated proxy card;
-  by sending written notice to Ann M. McCormick, Secretary of the Company at 850 Clinton Square,
   Rochester, New York 14604;
-  by entering a new vote by internet or telephone; or
-  by completing a written ballot at the Annual Meeting.

Rochester, New York	By Order of the Board of Directors
March 31, 2010

Ann M. McCormick
Secretary

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY ONE OF THE ABOVE METHODS.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY VOTED.
Important Notice Regarding the Availability of Proxy Materials
 for the Annual Stockholders Meeting to be Held on May 4, 2010
This Proxy Statement and the 2009 Annual Report are available at
www.homeproperties.com/Investors

HOME PROPERTIES, INC.
Suite 850
Clinton Square
Rochester, New York  14604
_______________________________________

PROXY STATEMENT
_______________________________________

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
to be Held on May 4, 2010

March 31, 2010
GENERAL INFORMATION

This Proxy Statement is delivered to you in connection with the solicitation of proxies by the Board of Directors of Home Properties, Inc. (the "Company") for use at the 2010 Annual Meeting of Stockholders of the Company (the "Annual Meeting").  The Annual Meeting will be held on Tuesday, May 4, 2010 at 9:00 a.m. at Clinton Square, 14th Floor, Rochester, New York.  The approximate date on which the enclosed form of proxy and this Proxy Statement are first being sent to stockholders is March 31, 2010.  The principal executive offices of the Company are located at 850 Clinton Square, Rochester, New York 14604.

Who May Vote?

Stockholders of the Company as of the Company’s record date, March 9, 2010, may vote.  On March 9, 2010, there were 35,157,035 shares of the Company’s Common Stock outstanding.  Each share of Common Stock has one vote.

How Do I Vote?

There are four ways to vote:
1.	by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope;
2.	by internet at http://www.proxyvoting.com/hme;
3.	by toll-free telephone at (866) 540-5760; or
4.	by written ballot at the Annual Meeting.

How Does a Proxy Work?

The Company’s Board of Directors is asking for your proxy.  By giving us your proxy, you authorize the proxy holders (Edward J. Pettinella, the Company’s Chief Executive Officer, and David P. Gardner, the Company’s Chief Financial Officer) to vote your shares at the Annual Meeting in the manner you direct.

If you vote by any of the above methods but do not specify how you wish to vote your shares, your shares will be voted “for” Proposals 1, 2 and 3 listed in the Notice of Meeting.  The proxy holders will also vote shares according to their discretion on any other matter properly brought before the meeting.

What if a Broker Holds my Shares?

If you hold shares through someone else, such as a stockbroker, you will get proxy material from them and it is critical that you cast your vote if you want it to count in the election of Directors (Proposal 1) or with respect to the amendment of the Director Deferred Compensation Plan (Proposal 2).  Please Note:  In the past, if a broker held your shares and you did not indicate how you wanted your shares voted in the election of Directors, your broker was allowed to vote those shares on your behalf in the election of Directors as they felt appropriate.  Recent changes in regulations were made to take away the ability of your broker to vote your uninstructed shares in the election of Directors.  Thus, if a broker holds your shares and you do not instruct your broker how to vote in the election of Directors, or with respect to the amendment of the Director Deferred Compensation Plan, no votes will be cast on your behalf.  Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3).

What Constitutes a Quorum?

The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Votes withheld, abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present.  A “broker non-vote” refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share.

What Vote is Required to Approve Each Proposal?

Proposal 1:  The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of a Director.  For purposes of the election of Directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

Proposal 2:  The affirmative vote of a majority of the votes cast on the Proposal is required for approval of the amendment to the Director Deferred Compensation Plan provided that the total vote cast on the Proposal represents over 50% in interest of all shares entitled to vote on the Proposal.  For purposes of the vote on Proposal 2, abstentions and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all common shares entitled to vote on the Proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

Proposal 3:  The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.  For purposes of the vote on Proposal 3, abstentions will not be counted as votes cast and will have no effect on the vote.

Can I Change My Vote?

You may revoke your proxy before it is voted at the Annual Meeting by entering a new vote by internet or telephone, by submitting a new proxy with a later date, by voting in person at the Annual Meeting or by notifying the Company’s Secretary in writing prior to the Annual Meeting as follows:  Ann M. McCormick, 850 Clinton Square, Rochester, New York 14604.

Can I Access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and 2009 Annual Report are available on the Company’s website at www.homeproperties.com under the heading “Investors”.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, 11 individuals will be elected to serve as Directors until the 2011 Annual Meeting and until their successors are elected.

The Board of Directors has nominated Stephen R. Blank, Josh E. Fidler, Alan L. Gosule, Leonard F. Helbig, III, Charles J. Koch, Nelson B. Leenhouts, Norman P. Leenhouts, Edward J. Pettinella, Clifford W. Smith, Jr., Paul L. Smith, and Amy L. Tait to serve as Directors (the "Nominees").  Each of the Nominees is currently serving as a Director of the Company.  The Board of Directors anticipates that each of the Nominees will serve as a Director if elected.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the Nominees as Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

Information Regarding Nominees for Director

The following paragraphs provide information as of the date of this proxy statement about each Nominee.  The information presented includes information each Director has given us about their age, all positions they hold, their principal occupation and business experience for the past five years, and the names of other publicly-held companies of which they currently serve as a Director or have served as a Director during the past five years.  In addition to the information presented below regarding each Nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that they should serve as a Director, we also believe that all of our  Nominees have a reputation for integrity, honesty and adherence to high ethical standards.  They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Stephen R. Blank, age 64, has been a Director of the Company since 2009.  Since 1998, Mr. Blank has been a Senior Resident Fellow, Finance, at the Urban Land Institute (“ULI”), a non-profit education and research institute which studies land use and real estate development policy.  Prior to joining ULI, Mr. Blank served from 1993 to 1998 as Managing Director - Real Estate Investment Banking of CIBC Oppenheimer Corp.  From 1989 to 1993, Mr. Blank was Managing Director of the Real Estate Corporate Finance Department of Cushman & Wakefield, Inc.  From 1979 to 1989, Mr. Blank served as Managing Director - Real Estate Investment Banking of Kidder, Peabody & Co.  From 1973 to 1979, Mr. Blank was employed by Bache & Co., Incorporated as Vice President, Direct Investment Group.  Mr. Blank is Chairman of the Board of Trustees of Ramco-Gershenson Properties Trust (NYSE: RPT) and a Director of MFA Financial, Inc. (NYSE: MFA).  For both companies, he also serves as Chairman of the Audit Committee and as a member of the Compensation Committee.  From May 1999 to February 2007, Mr. Blank was a member of the Board of Directors of BNP Residential Trust, Inc.  Mr. Blank is a graduate of Syracuse University and received a Masters of Business Administration Degree in Finance from Adelphi University.

Mr. Blank’s knowledge of the real estate industry as evidenced by his position at ULI, his experience in the investment banking industry, including his expertise in public and private real estate finance, and his service on the boards and committees of other public and private companies led the Board to conclude that he should continue to serve as a Director.

Josh E. Fidler, age 54, has been a Director of the Company since 2004.  Mr. Fidler is a founding partner of Boulder Ventures, Ltd., a manager of venture capital funds, which has been in operation since 1995.  Since 1985, he also has been a principal in a diversified real estate development business known as The Macks Group.  In 1999, the Company acquired 3,297 apartment units from affiliates of The Macks Group.  Mr. Fidler was also a principal of the entity which owned a 240-unit apartment community which the Company purchased in 2004.  He is a graduate of Brown University and received a law degree from New York University.  Mr. Fidler is a member of the Maryland Region Advisory Board of SunTrust Bank, the Board of Johns Hopkins Medicine and President of the Board of Trustees of The Park School.

Mr. Fidler’s experience as an acquirer, developer, owner and manager of multifamily properties, as well as his background as a venture capitalist experienced in evaluating investment opportunities, led the Board to conclude that he should continue to serve as a Director.

Alan L. Gosule, age 69, has been a Director of the Company since 1996.  Mr. Gosule is a partner in the law firm of Clifford Chance US LLP in New York, New York and has practiced law with that firm and its predecessor since 1991.  From 2002 to August 2005, he served as the Regional Head of Clifford Chance’s Real Estate Department for the Americas and, prior to 2002, was the Regional Head of the firm’s Tax, Pension and Employment Department for the Americas.  Prior to 1991, Mr. Gosule practiced law with the firm of Gaston & Snow, where he was a member of that firm’s Management Committee and the Chairman of the Tax Department.  Mr. Gosule currently serves on the Boards of MFA Financial, Inc. (NYSE: MFA), F.L. Putnam Investment Management Company and Pioneer Natural Resources, GP, LLC, the general partner of Pioneer Southwest Energy Partners, L.P.  He also serves as a member of the Board of Trustees of the Ursuline Academy.  Mr. Gosule is a graduate of Boston University and received a Juris Doctor Degree from Boston University Law School and an LLM in Taxation from Georgetown Law School.

Mr. Gosule’s experience as a lawyer and partner of a major international law firm, his knowledge of tax law and related matters, including real estate investment trusts, and his experience in advising and serving on the boards and committees of other public and private companies led the Board to conclude that he should continue to serve as a Director.

Leonard F. Helbig, III, age 64, has been a Director of the Company since 1994.  Since September 2002 he has served as a Director of Integra Realty Resources in Philadelphia.  He is also an active owner and manager of various self storage and manufactured housing communities throughout the northeast.  Between 1980 and 2002 he was employed by Cushman & Wakefield, Inc. where he held various senior management positions.  From 1980 through 1987, he founded and served as National Director of the firm’s Valuation and Consulting Services.  From 1987 until 2002, Mr. Helbig served as President of Financial Services.  Between 1995 and 2000, he also served as Executive Managing Director of Asset and Property Management Services.  He was a member of Cushman & Wakefield’s Board of Directors and Executive and Management Committees.  He maintains active memberships in various international industry associations such as the ULI, the International Council of Shopping Centers and the National Multi Housing Council.  He also holds the MAI professional designation from the Appraisal Institute.  Mr. Helbig is a graduate of LaSalle University in Philadelphia with a Bachelor of Science Degree in Industrial Management.

Mr. Helbig’s corporate management experience and his experience in the acquisition, disposition, development, leasing, management and appraisal of commercial and multifamily real estate led the Board to conclude that he should continue to serve as a Director.

Charles J. Koch, age 63, became a Director of the Company on March 1, 2010.  From 1973 to 2004, Mr. Koch was employed by Charter One Financial, Inc. and its wholly-owned subsidiary, Charter One Bank, N.A.  He was elected President and Chief Operating Officer in 1980, President and Chief Executive Officer in 1988 and Chairman, President and Chief Executive Officer in 1995.  He served in those capacities until the sale of Charter One Financial, Inc. to The Royal Bank of Scotland in 2004.  He was a Director of The Royal Bank of Scotland from 2004 until 2009.  He is currently a Director of Assurant, Inc. (NYSE: AIZ) where he also serves as a member of the Compensation Committee and as the Chair of the Finance and Investment Committee.  In addition, he is a Director of Citizens Financial Group (an affiliate of The Royal Bank of Scotland) and The Federal Home Loan Bank of Cincinnati where he also serves as a member of the Personnel, Governance and Finance and Risk Management Committees.  Mr. Koch is Chairman of the Board of Trustees of Case Western Reserve University and on the Board of Directors of John Carroll University.  He is a graduate of Lehigh University and holds a Masters of Business Administration Degree from Loyola College of Maryland.

Mr. Koch’s experience as a Chief Executive Officer of a public company resulting in his broad understanding of the operational, financial and strategic issues facing a public company led the Board to elect Mr. Koch as a Director and to recommend him for election by the stockholders.

Nelson B. Leenhouts, age 74, has served as Board Co-Chair since his retirement as Co-Chief Executive Officer effective January 1, 2004.  He had served as Co-Chief Executive Officer, President and a Director of the Company since its inception in 1993.  Since its formation, he has also served as a Director of Home Properties Resident Services, Inc. (“HPRS”), for which he had also served in various officer capacities prior to his retirement.  Nelson Leenhouts also served as a Senior Advisor to the Company pursuant to an Employment Agreement with a term that expired on December 31, 2006.  In addition, he was employed by the Company to fulfill additional responsibilities with respect to the Company's development activities pursuant to a Development Agreement, the term of which also expired on December 31, 2006.  Nelson Leenhouts subsequently entered into an Employment Agreement with a term that expired on December 31, 2007.  Until December 31, 2008, he continued as an employee of the Company working as a liaison to the development team, but he did not have an employment agreement.  Nelson Leenhouts was the founder, and a co-owner, together with Norman Leenhouts, of Home Leasing Corporation (“Home Leasing”).  Since 2006, he has been the Chief Executive Officer of Home Leasing, which focuses on the development and management of affordable housing in the Greater Rochester, New York area.  Nelson Leenhouts is a graduate of the University of Rochester.  He is the twin brother of Norman Leenhouts and the uncle of Amy L. Tait.

Nelson Leenhouts’ role as one of the Company’s founders and his knowledge about the Company’s operations and culture along with his experience in all aspects of the real estate industry with a particular focus on property management and development led the Board to conclude that he should continue to serve as a Director.

Norman P. Leenhouts, age 74, has served as Board Co-Chair since his retirement as Co-Chief Executive Officer effective January 1, 2004.  He had served as Board Chair, Co-Chief Executive Officer and a Director of the Company since its inception in 1993.  Since its formation, he also has served as a Director of HPRS.  Norman Leenhouts also served as a Senior Advisor to the Company pursuant to an Employment Agreement with a term that expired on December 31, 2006.  Prior to January 1, 2006, Norman Leenhouts was a co-owner, together with Nelson Leenhouts, of Home Leasing, where he had served as Board Chair since 1971.  He is currently the Chairman of Broadstone Real Estate, LLC, formed to contain the property management business of Home Leasing, and of Broadstone Net Lease, Inc., which is a private real estate investment trust that invests in net lease properties, as well as Broadstone Ventures, LLC and Broadstone Asset Management, LLC.  Norman Leenhouts and his wife are also the sole owners of Knollwood Ventures, Inc., a spin-off from Home Leasing as of January 1, 2006.  He is a member of the Board of Trustees of the University of Rochester, Roberts Wesleyan College and The Charles E. Finney School, where he also serves as Board Chair.  Norman Leenhouts is a graduate of the University of Rochester.  He is the twin brother of Nelson Leenhouts and the father of Amy L. Tait.

Norman Leenhouts’ role as one of the Company’s founders and his knowledge about the Company’s operations and culture along with his experience in all aspects of the real estate industry with a particular focus on acquisitions and finance led the Board to conclude that he should continue to serve as a Director.

Edward J. Pettinella, age 58, has served as President and Chief Executive Officer of the Company since  2004.  He is also a Director.  He joined the Company in 2001 as an Executive Vice President and Director.  He is also the President and Chief Executive Officer of HPRS.  From 1997 until February 2001, Mr. Pettinella served as President, Charter One Bank of New York and Executive Vice President of Charter One Financial, Inc.  From 1980 through 1997, Mr. Pettinella served in several managerial capacities for Rochester Community Savings Bank, Rochester, NY, including the positions of Chief Operating Officer and Chief Financial Officer.  Mr. Pettinella serves on the Board of Directors of Rochester Business Alliance, United Way of Greater Rochester, The Lifetime Healthcare Companies, National Multi Housing Council and Syracuse University School of Business.  He is also a member of ULI and serves on the Board of Governors of the National Association of Real Estate Investment Trusts.  Mr. Pettinella is a graduate of the State University of New York at Geneseo and holds a Masters of Business Administration Degree in Finance from Syracuse University.

Mr. Pettinella’s role as Chief Executive Officer responsible for the Company’s day-to-day operations and strategic initiatives, as well as his experience in corporate finance and public company operations, led the Board to conclude that he should continue to serve as a Director.

Clifford W. Smith, Jr., age 63, has been a Director of the Company since 1994.  Mr. Smith is the Epstein Professor of Finance of the William E. Simon Graduate School of Business Administration of the University of Rochester, where he has been on the faculty since 1974.  He has written numerous books and articles on a variety of financial, capital markets and risk management topics and has held editorial positions for a variety of journals.  Mr. Smith is a graduate of Emory University and has a PhD from the University of North Carolina at Chapel Hill.

Mr. Smith’s expertise in corporate finance, strategic planning, executive compensation and corporate governance, about which he has taught and written for many years, led the Board to conclude that he should continue to serve as a Director.

Paul L. Smith, age 74, has been a Director of the Company since 1994.  Mr. Smith was a Director, Senior Vice President and the Chief Financial Officer of the Eastman Kodak Company from 1983 until he retired in 1993.  He was a member of the Financial Accounting Standards Advisory Council.  He is currently a Director and Audit Committee Chairman of Constellation Brands, Inc. (NYSE: STZ; ASX: CBR).  He is also a member of the Board of Trustees of the George Eastman House and Ohio Wesleyan University.  Mr. Smith is a graduate of Ohio Wesleyan University and holds a Masters of Business Administration Degree in Finance from Northwestern University.

Mr. Smith’s background in corporate finance and accounting as Chief Financial Officer of The Eastman Kodak Company, and his ability to serve as an audit committee financial expert and to Chair the Audit Committee led the Board to conclude that he should continue to serve as a Director.

Amy L. Tait, age 51, has served as a Director of the Company since its inception in 1993.  From 1983 until 2001, Mrs. Tait also held several positions with Home Properties and its predecessor, Home Leasing Corporation, including Senior and Executive Vice President and Chief Operating Officer.  She resigned her full-time position as Executive Vice President in 2001 to spend more time with family.  She founded Tait Realty Advisors, LLC in 2001, and is currently the Chief Executive Officer and a Director of Broadstone Real Estate, LLC, which she co-founded in 2006.  She is also a principal in Broadstone Ventures, LLC, Broadstone Net Lease, Inc. and Broadstone Asset Management, LLC, all private commercial real estate management and investment companies.  Mrs. Tait is a Director of IEC Electronics Corp. (AMEX: IEC), where she also serves on the Audit Committee, and is currently a member of the M&T Bank Rochester Regional Advisory Board and the Boards of the United Way of Greater Rochester and the Allendale Columbia School.  She also serves on the Executive Advisory Board of the William E.  Simon Graduate School of Business Administration of the University of Rochester.  Mrs. Tait is a graduate of Princeton University and holds a Masters of Business Administration Degree from the William E. Simon Graduate School of Business Administration of the University of Rochester.  She is the daughter of Norman Leenhouts and the niece of Nelson Leenhouts.

Mrs. Tait’s experience in all aspects of the real estate industry and her corporate finance background led the Board to conclude that she should continue to serve as a Director.

BOARD MATTERS

Board Composition

The Company is managed by its Board of Directors.  If all of the Nominees are elected, the Board will have 11 members.

Board Meetings

The Board holds regular meetings on a quarterly basis.  Pursuant to the Company’s By-Laws, the Board Chair, President or a majority of the Board of Directors may call for a special meeting of the Board.  During 2009, the full Board of Directors met five times, including regular and special meetings.  Each Director attended all of the Board’s meetings.

Board Independence

Ten of the Company’s eleven current Board members are not employed by the Company.  The Board of Directors has determined that seven of the ten non-employee Directors are “independent” within the meaning of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) current Director independence standards.  The independent Directors are: Stephen Blank, Josh Fidler, Alan Gosule, Leonard Helbig, Charles Koch, Clifford Smith and Paul Smith.  This represents more than a majority of the members of the Board of Directors.  The Directors determined by the Board not to be independent under the above standards were Nelson Leenhouts, Norman Leenhouts, Edward Pettinella and Amy Tait.

In determining the independence of each Director, the Corporate Governance/Nominating Committee of the Board considered any relationships between the Company and the individual Director and the Director’s immediate family members as required under the applicable standards.  The Board, consistent with the view of the NYSE, determined that the ownership of even a significant amount of stock in the Company is not a bar to a finding of independence.  Consistent with this view of the NYSE, the Board also has determined that ownership of limited partnership units in Home Properties, L.P. (“UPREIT Units”) does not bar the Board from determining that a Director is independent.  Messrs. Blank, Gosule, Helbig, Koch, C. Smith and P. Smith have no relationship with the Company other than their compensation and benefits as members of the Board and its Committees and ownership of the Company’s Common Stock.

In evaluating the independence of Mr. Fidler, the Corporate Governance/Nominating Committee and the full Board considered the additional relationships between Mr. Fidler and the Company and determined that none of them was material and that Mr. Fidler is independent.  Specifically, Mr. Fidler is a principal in a diversified real estate development business known as The Macks Group.  In 1999, the Company acquired 3,297 apartment units from affiliates of The Macks Group.  As partial consideration for the purchase, Mr. Fidler and members of his family acquired approximately 800,000 UPREIT Units.  Pursuant to the purchase agreement, the Company agreed for a period of ten years not to sell or refinance the apartments in a transaction which would require the sellers to recognize taxable income deferred in connection with the sale.  In addition, the Company agreed to register with the SEC shares of its Common Stock for which the UPREIT Units could be exchanged, to pay dividends on the UPREIT Units at the same rate and times as those paid on the Company’s Common Stock, and to provide the holders of the UPREIT Units certain rights to protect their tax and economic interests in the event of a “going private” transaction involving the Company.  The Board determined that these rights are not material to the Company and do not impair Mr. Fidler’s independence from management.  In addition, in 2004, the Company acquired a 240-unit apartment community for $29,496,000 in cash from an entity owned by Mr. Fidler and members of his family. Certain customary representations and warranties by both the Company and the sellers continue to survive, including related indemnity obligations for any breaches.  The Board determined that since no breaches have occurred in the almost six years since the acquisition and since any breaches by either the Company or the sellers would not be material to the Company, the ongoing contractual provisions are not material to the Company and do not impair Mr. Fidler’s independence from management.

Nelson Leenhouts is not an independent Director because he was employed by the Company until December 31, 2008.  Norman Leenhouts and Amy Tait were determined not to be independent because of their interests in and control over Clinton Square, the building in which the Company has its headquarters as disclosed in “Transactions with Related Persons, Promoters and Certain Control Persons.”  Edward Pettinella is not independent as he is currently employed by the Company.

Board Evaluation

In 2009, each Board member participated in a written self-evaluation of his or her performance as a Board member as well as an evaluation of the Board as a whole.  The Board and members of senior management also participated in a written evaluation of the Chief Executive Officer.

Director Qualifications

The minimum qualifications for prospective Board members are a successful professional career as well as the potential to contribute to the effectiveness of the Board.  Beyond those minimum qualifications, the first priority in selecting members of the Board is to attract a group of individuals that will maximize shareholder value, which generally means attracting individuals of the highest capabilities.  Another focus is on individuals who demonstrate the highest ethical standards.  Critical Board functions involve setting the basic strategy of the Company, monitoring senior management and offering insight/expertise in the selection of tactics and operational policies drawing on Directors’ experiences outside the Company.  In discharging its responsibilities, diversity of experience and perspectives is considered valuable. In considering Board composition and nomination for new Board members, the Corporate Governance/Nominating Committee focuses on several aspects of prior experience including real estate (especially multifamily real estate) experience, experience as a Chief Executive Officer of a public company, accounting/audit experience, legal experience and academic experience.  Continuity also is viewed as a valuable Board asset, thus some diversity in ages among Board members is beneficial so that the Board does not face major turnover at any single date.

Process for Identifying and Evaluating Nominees for Directors

The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for Director.  The Committee develops and updates a list of potential Board candidates that meet the Board qualifications as described above.  Candidates may come to the attention of the Committee through current Board members, stockholders, management or other individuals.  Mr. Koch, who was elected to the Board effective March 1, 2010, was brought to the Committee’s attention and recommended for consideration by Mr. Pettinella who had worked previously with Mr. Koch.  To date, the Committee has not utilized the services of a professional service firm to identify potential candidates, but it may do so in the future.  If a vacancy on the Board occurs or is anticipated, the Committee selects candidates to have personal meetings with members of the Committee, the Co-Chairs of the Board and the Chief Executive Officer.  Selected candidates would then be invited to meet with other Board members and management.  A candidate, if acceptable, would then be elected by the Board (in the event of a mid-term vacancy) or be nominated to stand for election at the next annual stockholders’ meeting.

Stockholder Nominees

The Corporate Governance/Nominating Committee will consider Director candidates proposed by stockholders on the same basis as it considers other potential candidates for Board membership.  Stockholders may submit nominations, which should include the name and address of the proposed candidate as well as biographical information evidencing that the proposed candidate meets the minimum qualifications and possesses the skills and expertise as required by the Board and as described above under “Director Qualifications.”  The submission must also include the candidate’s written consent to the nomination and to serve if elected.  To be considered for nomination for election at the 2011 Annual Meeting and inclusion in the Proxy Statement for the 2011 Annual Meeting of the Stockholders, stockholder submissions for nomination must be received at the office of the Company in care of Secretary, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604, on or prior to December 1, 2010.

Director Communications

Stockholders and other interested parties may communicate with the Board of Directors by sending written materials to the Board or any of the Directors, including the non-employee or independent Directors as a group and the Chair of the Corporate Governance/Nominating Committee, in care of Secretary, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604.  They may also communicate confidentially or anonymously through use of the Company’s hotline at 1-877-888-0002.  The Company’s Secretary will relay all relevant written communications to the Board of Directors or individual members designated by the stockholder or other interested party.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company.  This oversight is conducted primarily through some of the committees of the Board, as disclosed in the descriptions of those committees and their charters.  The full Board has retained overall responsibility for the general oversight of risks.  The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Board Leadership Structure

The roles of Chief Executive Officer and Chair of the Board are separated in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chair of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full Board.  Because Nelson and Norman Leenhouts, our Co-Chairs, are not independent, the Board has appointed the Chair of the Corporate Governance/Nominating Committee, Clifford Smith, as lead Director to preside at all executive sessions of non-management Directors.

BOARD COMMITTEES

Audit Committee

The Company has a separately designated standing Audit Committee.  The Audit Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.

The Audit Committee currently consists of Stephen Blank, Alan Gosule, Charles Koch and Paul Smith.  Paul Smith chairs this Committee.  Charles Koch was added as a member of the Audit Committee on March 1, 2010.

The Audit Committee assists the Board in fulfilling its responsibility for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with applicable laws and regulations including the Company’s own Code of Business Conduct and Ethics, and the Company’s internal and disclosure controls and procedures.  The Audit Committee also selects and oversees the Company’s independent registered public accounting firm.

The Audit Committee also oversees the operation of the Company’s risk management and risk assessment programs, including the identification of the primary risks to the Company’s business and interim updates of those risks.  The Company’s Vice President – Internal Audit, who functionally reports directly to the Audit Committee, assists in identifying, evaluating and implementing risk management controls and methodologies to address identified risks.  In connection with its risk management role, at each of its meetings the Audit Committee meets separately with representatives from the Company’s independent registered public accounting firm, the Company’s Vice President–Internal Audit and the Company’s senior financial executives and General Counsel.  The Audit Committee provides thorough reports to the Board that describe these activities.

The Audit Committee has adopted procedures for the receipt, retention and treatment of concerns and complaints about accounting, internal controls and auditing matters.  The Audit Committee oversees the existence of a “hot line” (1-877-888-0002) where such concerns and complaints can be anonymously reported.

The Board of Directors has reviewed the qualifications of each member of the Audit Committee and has determined that each member is independent as required by applicable securities laws and by the listing standards of the NYSE.  No Audit Committee member serves on the audit committee of more than two other public companies.  In the exercise of its business judgment, the Board of Directors has also determined that each member of the Audit Committee is financially literate.  Finally, the Board has determined that each of Stephen Blank and Paul Smith qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee works closely with management and the Company’s independent registered public accounting firm.  It meets quarterly to review the Company’s financial statements, and on other occasions, on an as-needed basis.  The Audit Committee met four times in 2009.  Each of the members of the Audit Committee (except for Mr. Koch who did not become a member of the Audit Committee until 2010) attended all of the Committee’s meetings.  In 2009, the Audit Committee conducted a self-evaluation.

Compensation Committee

The Company has a separately designated Compensation Committee.  The Compensation Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.

The Compensation Committee currently consists of Stephen Blank, Josh Fidler, Leonard Helbig and Clifford Smith, each of whom has been determined by the Board to be an independent Director.  Leonard Helbig chairs this Committee.  Stephen Blank was added as a  member of the Compensation Committee in August, 2009.

The Compensation Committee reviews and approves, at least annually, the Company’s goals and objectives relevant to compensation of the Company’s Executive Officers, including the Chief Executive Officer, reviews on an annual basis the performance of the Chief Executive Officer in light of those goals and objectives, recommends to the other Directors for approval the Chief Executive Officer’s annual compensation, approves the compensation levels of the other Executive Officers, reviews significant employee benefit programs, and establishes and administers executive compensation programs.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile.  In addition, the Committee reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Senior Vice President-Human Resources and the Company’s General Counsel.  Compensation Committee meetings are regularly attended by the Co-Chairs of the Board, the Chief Executive Officer, the Senior Vice President-Human Resources, the Chief Financial Officer and the General Counsel.  At each meeting, the Compensation Committee meets in executive session.  The Compensation Committee’s Chair reports the Committee’s recommendation on executive compensation to the Board.

Independent advisors and the Company’s human resources department support the Compensation Committee in its duties and, along with the Chief Executive Officer and Senior Vice President-Human Resources, may be delegated authority by the Compensation Committee to fulfill certain administrative duties regarding the compensation programs.  The Compensation Committee has sole authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.  It reviews the total fees paid to outside consultants by the Company to ensure that the consultants maintain their objectivity and independence when rendering advice to the Compensation Committee.

In 2009, the Compensation Committee retained the services of First Niagara Consulting Group to assist with benchmarking activities as well as with an assessment of the possible risks associated with the Company’s compensation programs.

The Compensation Committee also consults with senior management and, in particular, the Chief Executive Officer and Senior Vice President-Human Resources in making determinations about the executive compensation program and the compensation of individual Executive Officers.

The Compensation Committee met five times in 2009.  Each of the members of the Compensation Committee attended all of the Committee’s meetings that occurred while he was a member of the Committee.  In 2009, the Compensation Committee conducted a self-evaluation.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.

Pursuant to its charter, the Corporate Governance/Nominating Committee at all times consists of at least three Directors, all of whom are independent Directors and two of whom are the Chairs of the Audit and Compensation Committees.   This Committee currently consists of Alan Gosule, Leonard Helbig, Clifford Smith and Paul Smith, each of whom has been determined by the Board to be an independent Director.  Clifford Smith chairs the Corporate Governance/Nominating Committee.

The Corporate Governance/Nominating Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, evaluates the size, composition and organization of the Board, monitors implementation of specific corporate governance initiatives, reviews any stockholder proposals submitted to the Company and oversees the evaluation of the Board and the Chief Executive Officer.

The Corporate Governance/Nominating Committee met four times in 2009.  Each of the members of this Committee attended all of the Committee’s meetings.  In 2009, the Corporate Governance/Nominating Committee conducted a self-evaluation.

Real Estate Investment Committee

The Company has a separately designated Real Estate Investment Committee.  The Real Estate Investment Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.” In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.  The charter for the Real Estate Investment Committee requires that it consist of at least three Directors, at least a majority of whom shall be non-employee Directors.

Josh Fidler, Leonard Helbig, Nelson Leenhouts, Edward Pettinella and Amy Tait are the current members of the Real Estate Investment Committee.  Amy Tait chairs this Committee.

The purpose of the Real Estate Investment Committee is to review potential acquisitions, dispositions and developments and to approve, or to recommend to the full Board for approval, acceptable transactions pursuant to the authorization parameters established by the Board.

The Real Estate Investment Committee met four times in 2009.  Each of the members of this Committee attended all the Committee’s meetings.  In 2009, the Real Estate Investment Committee conducted a self-evaluation.

BOARD COMPENSATION

In 2009, the Company paid its non-employee Directors an annual stipend of $30,000.  An additional stipend in the amount of $10,000 was paid to the Chair of each of the committees.  Nelson and Norman Leenhouts were each paid an additional annual stipend of $100,000 for their services as Co-Chairs and for additional services to be rendered in connection with the Company’s development, acquisition and disposition activities. The Co-Chairs also receive an additional annual allowance in the amount of $30,000 to reimburse them for costs associated with offices and administrative support that were previously provided by the Company.  Non-employee Directors were paid $1,400 for attendance (in person or by telephone) at each Board and committee meeting.  All of the amounts are paid quarterly.  In addition, in 2009, each of the non-employee Directors was issued 1,641 shares of restricted stock and 6,000 options pursuant to the Company’s 2008 Stock Benefit Plan.  The options were issued at an exercise price of $33.90 per share, which was the closing price of a share of the Company’s Common Stock on the date of issuance.

It is expected that the Board will consider whether to make any changes to Board compensation at its May 2010 meeting.  At that time, it will also evaluate and approve any additional equity awards for the non-employee Directors.

Under the Second Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) approved by the stockholders at the 2005 Annual Meeting, the non-employee Directors can defer up to 100% of their total annual cash compensation (including meeting fees) for three, five or ten years and their compensation in the form of restricted stock for five or ten years.  The Company matches 10% of the deferred cash amount, which amount vests after three years.  A "phantom" stock account is established for each of the Director and the Company contribution amounts.  Each deferral and the Company contribution is reflected by crediting those accounts with the phantom equivalent of the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value (composite closing price on the New York Stock Exchange) as of the day before the compensation would otherwise have been paid, or with the number of shares of restricted stock deferred.  Participants' accounts are also credited with the number of shares of the Company's Common Stock that could be purchased with hypothetical dividends that would be paid with respect to shares previously allocated to the accounts on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”).  Payments out of the deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee.  The Director Deferred Compensation Plan is designed to provide substantially the same benefits to the non-employee Directors as are provided to eligible employees under the Company's Deferred Bonus Plan (the “Deferred Bonus Plan”).  Proposal 2 in this Proxy Statement asks for shareholder approval of an amendment to the Director Deferred Compensation Plan to increase by 50,000 the number of shares available for issuance.

Directors of the Company who are employees of the Company do not receive any compensation for their services as Directors. All Directors are reimbursed for their expenses incurred in attending Directors' meetings.

The following table summarizes the compensation paid by the Company to non-employee Directors for the year ended December 31, 2009.  There are no amounts to report in the Non-Equity Incentive Plan Compensation and the Change in Pension Value and Nonqualified Deferred Compensation Earnings columns so these have not been included on the table.

2009 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Stephen R. Blank	46,800	55,630	28,344	3,298	134,072
Josh E. Fidler	52,400	55,630	28,344	13,785	150,159
Alan L. Gosule	51,000	55,630	28,344	15,516	150,490
Leonard F. Helbig, III	69,400	62,570	28,344	19,823	180,137
Roger W. Kober	21,325	-	-	11,497	32,822
Nelson B. Leenhouts(5)(6)	188,000	55,630	28,344	3,298	275,272
Norman P. Leenhouts(5)	186,600	74,290	28,344	10,704	299,938
Clifford W. Smith, Jr.	75,000	63,130	28,344	22,142	188,616
Paul L. Smith	66,600	55,630	28,344	14,053	164,627
Amy L. Tait	55,400	55,630	28,344	14,053	153,427

(1)           Roger Kober is listed on this table since he served as a Director until the 2009 Annual Stockholders’ Meeting on May 5, 2009.  Mr. Kober did not stand for re-election as a Director at the 2009 Annual Meeting because he had reached the mandatory retirement age.

(2)           Each of the listed Directors, except for Roger Kober, was granted 1,641 shares of restricted stock in 2009.  This column represents the grant date fair value on the date of issue in accordance with Accounting Standards Codification Topic 718 (“ASC Topic 718”).  For additional information, refer to Note 10 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.  The Form 10-K is included within the Annual Report delivered to stockholders with this Proxy Statement.  To the extent that a Director has elected to participate in the Director Deferred Compensation Plan, this column also includes the value of the 10% Company match.  Of the amounts listed in this column, the following amounts represent the value of the Company match: Leonard Helbig $6,940; Norman Leenhouts $18,660; Clifford Smith $7,500.

(3)           Each of the listed Directors, except for Roger Kober, was granted options to purchase 6,000 shares of the Company’s Common Stock in 2009.  This column represents the grant date fair value on the date of issue in accordance with ASC Topic 718.  This value was calculated using the Black-Scholes formula.  For additional information on the valuation assumptions with respect to the 2009 grants, refer to Note 10 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(4)           This column includes:  (a) dividends paid on all shares of restricted stock held by each of the listed Directors whether receipt of the restricted stock was deferred or not; plus (b) value of all hypothetical dividends paid in 2009 on the 10% Company match shares in the listed Director’s deferred compensation account.

(5)           In addition to the above amounts, Nelson Leenhouts and Norman Leenhouts received $5,180 and $2,791, respectively, in dividends paid in 2009 on shares of restricted stock issued to them when they were still employees of the Company.

(6)           In addition, as a result of his retirement as an employee of the Company, all amounts ($151,705) deferred by Nelson Leenhouts pursuant to the Deferred Bonus Plan were issued in stock.

The following table shows the aggregate number of outstanding shares of restricted stock and options held by each non-employee Director at December 31, 2009.

Name	Restricted Shares(1)	Unvested Options	Vested Options

Stephen R. Blank	1,641	6,000	0
Josh E. Fidler	5,554	13,813	3,091
Alan L. Gosule	5,554	13,813	21,891
Leonard F. Helbig III	6,254	13,813	14,891
Roger W. Kober	3,913	7,813	14,891
Nelson B. Leenhouts	3,297	20,831	30,791
Norman P. Leenhouts	4,512	23,079	27,290
Clifford W. Smith Jr.	6,254	13,813	21,891
Paul L. Smith	5,554	13,813	7,691
Amy L. Tait	5,554	13,813	9,291

(1)           Some of the Directors deferred receipt of their restricted stock pursuant to the Director Deferred Compensation Plan.  This column includes those shares as follows:  Alan Gosule 875 shares; Leonard Helbig 5,314 shares; Norman Leenhouts 2,739 shares and Clifford Smith 5,314 shares.

Charles Koch was elected a Director of the Company on March 1, 2010 and thus has not yet received any equity grants and is not included in this table.

CORPORATE GOVERNANCE

Code of Ethics

A significant part of the Company’s culture is the focus on “doing the right thing.”  The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) to embody the Company’s commitment to continue to conduct business in accordance with the highest ethical standards.  The Code of Ethics applies to all employees and Directors of the Company.  The Code of Ethics covers such topics as conflicts of interest, proper use of Company property, complete and accurate reporting and disclosure of its business and financial results and compliance with laws.  Each employee and each member of the Board of Directors is required on an annual basis to acknowledge that they have received a copy of and reviewed the Code of Ethics and to disclose any situation that may conflict with the provisions of the Code of Ethics.

The Company has also adopted a Code of Ethics for Senior Financial Officers (“Senior Financial Officer Code of Ethics”) that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer/Treasurer and Controller.  These individuals also are required to comply with the Code of Ethics.

The Code of Ethics and Senior Financial Officer Code of Ethics meet the definition of “Code of Ethics” under the rules and regulations of the SEC and the listing standards of the NYSE.  Both Codes are available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the Codes to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, Inc., 850 Clinton Square, Rochester, NY 14604.  Amendments to the Code of Ethics and Senior Financial Officer Code of Ethics that apply to the Executive Officers and Directors of the Company and any waivers granted thereunder to those individuals will be posted on the Company’s website.  The Audit Committee of the Board of Directors monitors the implementation and enforcement of both Codes.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines (the “Guidelines”) which meet the requirements of the listing standards of the NYSE and cover such topics as Director qualifications and responsibilities, Director access to management, and Director orientation and continuing education.  Some specific policies included in the Guidelines follow.

Retirement Age.  The retirement age for Directors is 75.

Change of Employment.  Any Director who changes jobs or employers or otherwise experiences a significant change in job responsibilities is to submit a letter to the Board offering to resign as a Board member.

Other Boards.  Without the approval of the Corporate Governance/Nominating Committee, Directors may not serve on the Boards of more than two additional public companies.

Stock Ownership.  Within five years of becoming a Director of the Company, Directors are required to have equity in the Company having a then current value of not less than $100,000.

Meeting Attendance.  Directors are expected to attend each annual stockholders’ meeting, all Board meetings and meetings of the Committees on which they serve.  All of the then current Directors attended the 2009 Annual Meeting of Stockholders.

Executive Sessions.  The non-management Directors are to meet at least quarterly in executive sessions and, at least once per year, without any Directors who are not independent Directors.  The Chair of the Corporate Governance/ Nominating Committee presides at the executive sessions.

A copy of the Guidelines is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the Guidelines to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, Inc., 850 Clinton Square, Rochester, NY 14604.

Stock Option Restrictions

The 2008 Stock Benefit Plan includes some features that are designed to align the interests of management closely with those of the stockholders.  Options may not be repriced.  Options granted to directors and executive officers do not vest automatically upon retirement but continue to vest as scheduled.  Directors and the executive officers of the Company may receive cash on an exercise only in an amount sufficient to pay the exercise price and related taxes and must hold an equivalent number of shares as were issued on an option exercise for a one-year period.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company's mission is to maximize long-term stockholder value by acquiring, repositioning, developing, and managing market-rate apartment communities while enhancing the quality of life for its residents and providing employees with opportunities for growth and accomplishment. The Company’s vision is to be a prominent owner and manager of market-rate apartment communities located in selected high barrier, high growth East Coast markets.

The Company's long-term business strategies include: (i) aggressively managing and improving its communities to achieve increased net operating income; (ii) acquiring additional apartment communities with attractive returns at prices that provide a positive spread over the Company's long-term cost of capital; (iii) developing new apartment communities on entitled land, on land adjacent to existing owned communities and where there are density opportunities to replace existing garden apartments with mid- or high-rise structures; (iv) disposing of properties that have reached their potential, are less efficient to operate, or are located in markets where growth has slowed to a pace below the markets targeted for acquisition; and (v) maintaining a strong and flexible capital structure with cost-effective access to the capital markets.

The Company's executive compensation philosophy supports its mission of creating long-term value for stockholders and rewards successful execution of its vision and business strategies outlined above.  The Company believes that its success in achieving these goals, in large part, is attributable to the performance and dedication of its employees and, in particular, to the leadership efforts of its executive officers.  It is therefore important that the interests of executives be aligned closely with the interests of stockholders.

The Company’s executive compensation program for its Chief Executive Officer, Chief Financial Officer and the three other most highly compensated Executive Officers (our “Named Executive Officers”) has the following key objectives:

•	Attraction and Retention: The Company seeks to attract and retain highly capable executives both from within and outside the multifamily REIT industry by offering competitive total compensation.

•	Motivation: The Company endeavors to motivate its executives to maximize the long-term value of the Company by achieving certain operational and financial goals.

•
Linkage: The Company’s executive compensation program is tied directly to the operating, financial and stock performance of the Company since the payout under the bonus plan and the value of equity awards are directly impacted by that performance.  By so ensuring that executives are rewarded in step with the Company’s performance, their interests are aligned with the interests of the Company’s stockholders.

Oversight of the Executive Compensation Program

The Compensation Committee (the “Committee”) is responsible for, among other things, establishing, administering and reviewing compensation plans and policies for executive officers and ensuring that these executive officers are compensated in a manner consistent with the philosophy and objectives outlined above.  The Committee also reviews and approves the Company's goals and objectives relevant to compensation of the executive officers, considers the structure of the Company's compensation program as it applies to all employees and administers the Company’s stock option plans (including awards to the executive officers).  When appropriate, the Committee recommends to the full Board changes to the executive and the general compensation plans.  In addition, on an annual basis, the Committee makes specific compensation recommendations to the Board relating to the Company's Chief Executive Officer and approves the compensation for the other executive officers.

For additional information on the members of the Committee and on the structure, scope of authority, and operation of the Committee, see “Compensation Committee” on page 10.

Setting Executive Compensation

Guiding Principles

It is the Committee's practice to provide a balanced mix of fixed compensation, in the form of salary and 401(k) savings plan match, and incentive compensation both short term, in the form of the annual incentive (bonus), and long term, in the form of options and restricted stock in order to align the current and long-term interests of executives with that of stockholders and to encourage executives to act in the interest of stockholders. The Committee takes into account the aggregate amount and mix of all components of compensation when considering compensation decisions affecting the Chief Executive Officer and the other executive officers.  In addition, when reviewing executive compensation, the Committee also takes into account the appreciation or loss relating to options and restricted stock granted by the Company.  Although the Committee does not target a specific level of compensation relative to industry peers, for a typical year it generally seeks to provide total compensation (consisting of base salary, annual  incentives and equity incentives) between the 50th and 75th percentile of the market with factors such as market capitalization of the peers, an individual’s job performance and length of service, the current recruiting or retention market for the position and the value of the position impacting where the compensation for a particular executive falls within that range.  The Company’s financial and relative performance in a particular year might cause the Committee to make decisions that cause compensation to fall outside of that range for all or some of the executive officers.

The Committee believes it is necessary to assess the components of compensation to ensure that each component contributes appropriately to the achievement of the objectives of the executive compensation program in order to provide a market-competitive level of compensation and benefits, as well as to ensure the health of the Company, which benefits employees and stockholders alike.  The Committee considers whether any components of executive compensation might lead to excessive risk taking by management and has designed the executive compensation program to mitigate this possibility and ensure that compensation practices and decisions are consistent with the Company’s general risk profile.  It is the Committee's practice to discuss and evaluate data and make the most significant compensation decisions in a multi-step process over more than one meeting, so that Committee members have the ability to consider and discuss alternative courses of action, to request additional information as necessary and to raise and discuss related questions.

As part of its annual review process, the Committee reviews three tally sheets outlining the Chief Executive Officer’s compensation: (1) a three-year computation of total compensation broken down by each individual compensation component; (2) equity grants and stock ownership; and (3) compensation payable as a result of the CEO’s termination under various scenarios.  Each component of compensation is evaluated, first separately, and then as a whole, against achievement of established financial performance measures, corporate objectives and peer group market data described below (see “Competitive Benchmarking”).  All tally sheets are considered and influence the final recommendation regarding CEO compensation made by the Compensation Committee to the full Board for approval.  The full Board also considers written evaluations of the Chief Executive Officer’s performance completed by each member of the Board as well as each of the executive officers who report directly to the CEO.  The Board meets in executive session to approve each component of compensation for the Chief Executive Officer.

Role and Responsibilities

The Compensation Committee has sole authority under its charter to retain advisors and consultants as it deems appropriate.  In 2009, the Committee retained First Niagara Consulting to assist it with its benchmarking activities as well as with an assessment of the possible risks associated with the Company’s compensation programs.

In addition to considering input provided by its outside consultant, the Committee also considers input from the Chief Executive Officer and the Senior Vice President-Human Resources in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers.  In particular, the Chief Executive Officer annually reviews the performance of each of the executive officers.  He also works with the Company’s human resources department to evaluate each component of compensation paid to the other executive officers separately and then as a whole against industry data, peer data, achievement of corporate and personal objectives and financial performance.  The conclusions reached and recommendations for each compensation component for each of the executive officers are presented to the Committee.  The Committee can exercise its discretion in modifying any recommended component of the executives’ compensation.

Members of the Company's human resources department support the Committee and its work and, in some cases, act pursuant to delegated authority to fulfill various functions in administering the Company's compensation programs.

Competitive Benchmarking

As part of its consideration as to the appropriateness of the executive officers' compensation, the Committee reviews market data for executives in the multifamily sector classification of real estate companies and for executives in comparably-sized companies in other sectors of the real estate industry.  The primary benchmark used in 2009 by the Committee for the Chief Executive Officer's compensation, as well as the compensation of the other Named Executive Officers, was the peer group in the multifamily REIT industry (the “Multifamily Peer Group”).  This is substantially the same peer group that is used to calculate the Net Operating Income component of the bonus payable pursuant to the Company's Incentive Compensation Plan.  See “Annual Incentive Awards” beginning on page 20.  The Multifamily Peer Group consists of companies against which the Committee believes it competes for talent and for stockholder investment. The Committee recognizes that the members of the Multifamily Peer Group vary in terms of the size of their market capitalization and takes this variation into account in its use of related data.  In using the data, the Committee also takes into account the Company’s financial performance as compared to that of the Multifamily Peer Group. In connection with compensation decisions made in 2009, the Multifamily Peer Group consisted of the following companies:

•	Apartment Investment & Management Company
•	AvalonBay Communities, Inc.
•	BRE Properties, Inc.
•	Camden Property Trust
•	Colonial Properties Trust
•	Equity Residential
•	Essex Property Trust, Inc.
•	Mid-America Apartment Communities, Inc.
•	UDR, Inc.

The Committee also considers market data from a broader more robust peer group consisting of 13 additional non-multifamily REITs considered reasonably comparable in size and business scope (the “Size-Comparable REIT Peer Group”).  The companies selected represented a cross-section of business strategies, management structures, asset class and geographic footprints.  These additional companies are:

•	Brandywine Realty Trust
•	CBL & Associates & Properties
•	Corporate Office Properties Trust
•	Cousins Properties
•	Duke Realty Corp.
•	Federal Realty Investment Trust
•	First Industrial Realty Trust
•	Highwoods Properties
•	Liberty Property Trust
•	MACK-CALI Realty Corporation
•	Regency Centers Corp.
•	Taubman Centers
•	Weingarten Realty Investors

The Compensation Committee will periodically review and update the companies that compose its benchmarking group.

Compensation data for both peer groups is taken from their most recently available proxy statements and analyzed by members of the Company’s human resources department under the direction of the Committee with the assistance of First Niagara Consulting.  In order to have available more current data, the Compensation Committee decided that for 2009 and beyond it would delay all compensation decisions, except for the amount of the bonus payable with respect to service the prior year, for the Company’s executive officers and the directors from its February meeting, when those decisions had historically been made, until its May meeting.  By May, both peer groups should have issued their annual proxy statements.  The amount of the bonus for the prior year’s service will continue to be determined at the Committee’s February meeting when actual results for the prior year are available.

Multifamily Peer Group and Size-Comparable REIT Peer Group compensation data is supplemented by survey data (collectively, the “Survey Data”) obtained from the National Association of Real Estate Investment Trusts (“NAREIT”), which is the trade association for REITs and publicly traded real estate companies with an interest in U.S. property and investment markets, and from Watson Wyatt and Mercer, global human resource consulting and survey firms.  The compensation data from NAREIT reflects the real property sector classification (including multifamily and other real estate sectors) and the compensation data from Watson Wyatt and Mercer reflects services industry companies with comparable revenue within the New York/Northeast and Mid-Atlantic regions.

In 2009, for the Chief Executive Officer and the Chief Financial Officer, the Committee reviewed the Multifamily Peer Group data, the Size-Comparable REIT Peers and the aggregated data of the entire peer group to determine the appropriate level of compensation.  For the other Named Executive Officers, peer group data is not as readily available as titles and the responsibilities associated with the positions vary from company to company.  Therefore, with respect to other Named Executive Officers, the Committee and the Chief Executive Officer relied more heavily on the Survey Data in their compensation deliberations.  In certain instances, some interpolation between market data points was made as the responsibilities associated with a Named Executive Officer’s position did not match the responsibilities described as being associated with the data point.

Based on the data reviewed by the Committee, the Chief Executive Officer’s total compensation for 2009 was set at approximately the 50th percentile of the amount paid to the CEOs of the combined Multifamily Peer Group and Size-Comparable REIT Peers in 2008.  Also, the Chief Financial Officer’s 2009 compensation was set at approximately the 50th percentile of the amount paid to CFOs of the combined peer group in 2008.  The Committee set the remaining Named Executive Officers’ 2009 total compensation ranging approximately between the 50th and the 60th percentile of the amount paid to similar executives (after some assessment of the comparability of responsibilities as described above.)  Based on the positive relative financial and operational performance of the Company in 2008 and 2009 during a very unsettled economic environment, the Committee was and remains comfortable with the amount, balance and structure of the compensation provided to the Named Executive Officers in 2009.

2009 Executive Compensation Components

For 2009, the primary elements of compensation for the Named Executive Officers were:

•	base salary,
•	annual incentive awards,
•	long-term equity incentive awards,
•	deferred compensation, and
•	retirement and other benefits.

The amount of cash compensation earned in 2009 in the form of salary and bonus in proportion to total compensation for the Named Executive Officers ranges from 39% to 52%, with the Chief Executive Officer receiving the lowest percentage of his total compensation in the form of cash.   The Chief Executive Officer also received the highest percentage of his cash compensation in the form of bonus rather than salary.  This is consistent with the Committee’s philosophy that the proportion of an individual’s total compensation that varies with Company performance should increase as the individual’s total compensation and business responsibilities increase.

Base Salary

The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salaries for the executive officers, including the Named Executive Officers, are established based on the individual’s job responsibilities, performance and experience, including specific experience in the position, the Company’s overall budget for merit increases and the competitive environment.  On an annual basis, the Committee reviews and approves salary adjustments for the executive officers, other than the Chief Executive Officer, based on a review of competitive market data, an assessment of Company performance, as well as recommendations of the Chief Executive Officer. With respect to salary adjustments for the Chief Executive Officer, the Committee reviews competitive market data, assesses the annual performance reviews for the Chief Executive Officer completed by each member of the Board of Directors and his direct reports, assesses Company performance, and, after extensive discussion at a Committee executive session, makes a recommendation to the full Board for approval during a Board executive session.  Based on the unsettled economic environment, the Committee recommended and the Board approved no base salary adjustment for the Chief Executive Officer in 2009.  As noted later, the Committee recommended and the Board approved an increase in Mr. Pettinella’s equity grant.

The approved annual base salaries for the Named Executive Officers for 2009 are listed on the “Summary Compensation Table” on page 27.

Annual Incentive Awards

The Company’s Amended and Restated Annual Incentive Plan (the “Bonus Plan”) was approved by the Board in February 2005 and is an annual cash incentive program that motivates executive officers and certain other full-time employees to maximize the Company's annual operating and financial performance and reward participants based on the Company’s annual performance. The Committee annually reviews the Bonus Plan to ensure it continues to provide the appropriate level and type of motivation consistent with the Company’s strategic, operational and financial objectives.

Bonus Plan participants are eligible to earn a cash incentive award based upon the Company’s performance on two measures: (1) growth in the Company’s funds from operations (“FFO”) on a per share diluted basis from the previous year, and (2) growth in “same store” (for 2009, this was properties owned since January 1, 2008) net operating income (“NOI”) from the previous year as compared to the NOI growth for the companies in the Multifamily Peer Group.  When evaluating the appropriate metrics to use in the Bonus Plan, the Committee considered the Company’s strategic, operational and financial objectives, as well as industry-specific metrics typically used by peers, investors and analysts for measuring financial success.  FFO is considered by the Committee to be an important indicator of the Company’s overall financial performance.  In prior years, the FFO component was given a 75% weighting in determining incentive payments.  Same store NOI relative to the Multifamily Peer Group, which is considered by the Committee to be an important driver of real estate property values and thus stockholder value, received a 25% weighting in prior years.  The Committee periodically reviews the Bonus Plan metrics and their respective weightings to ensure consistency with the Company’s business objectives.

As part of that review, in 2009, the Committee considered the unprecedented economic situation which began in 2008 and continued through 2009.  It acknowledged that the FFO growth component of the bonus formula is very sensitive to the overall economic environment, which is outside of management’s control.  With the capital constraints that existed during 2008 and 2009, the Committee recognized that it was not possible or advisable for the Company to purchase new properties which could fuel FFO growth.  In addition, during times of high unemployment and job losses, opportunities to increase rents to fuel FFO growth are quite limited.  The Committee appreciated management’s focus on expense reduction during such difficult times.  It expected that those efforts would result in NOI performance superior to that of the Company’s peers.  (In fact, those efforts actually resulted in the Company achieving first place among its peers in terms of 2009 same-store NOI growth.)  The Committee concluded that the NOI component was a better measure of success during difficult times because it measures performance relative to the Company’s peers.  Leaving the FFO component at 75% weighting also would result in a bonus payout that is more unpredictable.  In order to provide the type of incentive to employees that the Board had historically tried to provide, the Committee used its discretion to decrease the FFO weighting to 50% and increase the NOI weighting to 50%.

Unlike bonus plans adopted by many in the Multifamily Peer Group, the Company’s Bonus Plan includes a range of possible outcomes rather than performance targets.  The Committee established a floor and a ceiling of expected financial performance for both the FFO and NOI metrics.  Between 4.0 and 12.0 bonus units can be earned depending on where performance falls between the ceiling and the floor.  At the beginning of each year, the Committee reviews the ceiling and the floor of the Bonus Plan.  If industry conditions merit, the Committee recommends to the Board that the ceiling or floor be revised.  The ceiling is intended to represent a difficult to achieve level of performance and the floor to represent a modest (but not poor) level of performance.  In the event the Company experiences financial performance in either FFO or NOI below the floor or above the ceiling, the Committee has complete discretion in determining bonus unit award levels that it will recommend for the Board’s approval.  In such an event, the issues the Committee considers, among others, are economic conditions, the Company’s performance relative to the Multifamily Peer Group and extraordinary events.  In light of the fact that the Committee approved a change in the FFO/NOI weighting as described above, the Committee did not make any adjustment to the ceiling or floor in 2009.

At the beginning of each year, the Committee assigns a bonus factor to the Chief Executive Officer and, with input from the Chief Executive Officer, assigns a bonus factor to each of the other Named Executive Officers.  It is the Committee's philosophy that the proportion of an individual's total compensation that varies with individual and Company performance should increase as the individual's business responsibilities increase.  Bonus factors therefore range from 1% to 13%, depending on an individual’s role and responsibility.  The bonus factor assigned to each of the Named Executive Officers for 2009 can be found on page 27 in footnote 4 to the “Summary Compensation Table”.   The annual bonus earned is equal to a participant’s salary times the participant’s bonus factor times bonus units earned, plus or minus discretionary performance factors as described below.  The Committee expects that, under normal economic conditions, the Named Executive Officers will earn bonus payments equal to approximately 50% to 75% of their base salaries and the Chief Executive Officer will earn bonus payments approximately equal to 100% of his base salary.  There is no target bonus for any executive.  For 2009, the Chief Executive Officer’s bonus was 63% of his base salary.  For the other Named Executive Officers, bonuses ranged from 34% to 44% of their base salaries.

The Committee has discretion for determining and recommending to the Board what portion of the annual cash bonus otherwise earned should be paid to the Chief Executive Officer.  In making its determination as to what portion of the 2009 annual incentive (payable in 2010) should be paid to the Chief Executive Officer, the Committee considered a variety of factors including leadership and managerial competencies, execution of the Company’s business plan and overall business strategy, the Company’s absolute and relative financial performance, as well as results from the performance appraisals completed by directors and the Chief Executive Officer’s direct reports.   Specifically for 2009, the Committee considered the following:

•	The Company ranked number one among the Multifamily Peer Group in terms of relative NOI growth.

•	During 2009, the Company was able to maintain occupancy at its properties at approximately 95% without any significant rental rate reduction.

•	The Company achieved 24.1% total return to shareholders and ranked third among the Multifamily Peer Group for the three- and five-year periods ended on December 31, 2009.

•
At the beginning of 2009, the Company’s multiple of stock price to FFO exceeded the average for the Multifamily Peer Group by 0.5 times.  By December 31, 2009, the Company’s multiple was higher by 1.4 times.

•	Management led several successful initiatives to improve the Company’s liquidity including:
-	negotiation of a new line of credit increasing availability from $140 million to $175 million,
-	refinancing $183 million of mortgages that were to mature in 2010 without payment of any prepayment penalties,
-	implementing an “at the market” equity program for $150 million with approximately $50 million sold prior to 2010 at levels above the Company’s internally calculated net asset value.

The Committee considered the above factors, along with the extremely favorable evaluation of Mr. Pettinella by senior management and the Board, and in February 2010 recommended, and the Board approved, payment to the Chief Executive Officer of 100% of his 2009 annual incentive.  With respect to determination of final annual incentive awards to other executive officers, including the Named Executive Officers other than the Chief Executive Officer, up to 50% of the award payment is discretionary.  The Chief Executive Officer determines what portion of the annual incentive otherwise earned should be paid to the executive officers through the evaluation of three performance criteria: (1) results of the participant’s department, (2) the participant’s performance, and (3) the participant’s relative influence on the Company’s performance.  Based on the Chief Executive Officer’s consideration of all of these criteria, each of the other Named Executive Officers received 100% of their 2009 annual incentive.  From time to time, the Committee may decide to provide in excess of 100% of the incentive award calculated under the Bonus Plan in recognition of extraordinary efforts.  Reasons for this extra payment could include successful completion of a special project, singular leadership on an important initiative and a temporary or short-term significant increase in job responsibilities.  No amounts in excess of 100% were awarded to the Named Executive Officers with respect to their 2009 annual incentive.

On an annual basis, the Company enters into a Bonus Repayment Agreement with each of the Named Executive Officers and all other executive officers as well as the Controller.  The Agreement states that the Company may recover cash incentive compensation in the event of a restatement of financial results.  Under the Agreement, each individual is required to return to the Company so much of the cash bonus paid to them for services rendered during the restated period that would not have been paid if the restated financial results had been originally stated correctly.

Awards made to the Named Executive Officers under the Bonus Plan in 2010 for performance in 2009 are reflected in the Summary Compensation Table on page 27.

Long-Term Equity Incentive Awards

Equity incentive awards are provided to the Company’s Named Executive Officers, as well as other key employees, in order to increase their personal stake in the Company’s success and motivate them to enhance the long-term value of the Company. Although the Committee does not target a specific mix of equity versus cash compensation when setting awards each year, it does strive to deliver a relatively large portion of the Named Executive Officers’ overall compensation in the form of equity.  The “Summary Compensation Table” demonstrates that most of the increase in total compensation paid to the Named Executive Officers over the prior three years has been in the form of increased equity grants.

By using a mix of stock options and restricted stock, the Company is able to encourage employees to seek long-term appreciation in the value of the Company's Common Stock and retain key employees.  On an annual basis, the Committee reviews and approves the equity incentives to be issued to each of the Named Executive Officers for that year.  At the same time, it makes a recommendation relating to the Chief Executive Officer to the full Board for approval at an executive session.

In determining equity incentive awards for 2009, the Committee reviewed stock compensation of the Chief Executive Officer and each of the other executive officers in light of various factors, including both Company and individual performance for the prior year, the other elements of their compensation, their overall equity interest in the Company, a comparison to the Multifamily Peer Group and the value of long-term compensation paid to other executive officers of the Company.  For 2009, the Committee determined that a mix of 55% restricted stock and 45% options was appropriate for the senior executives.

The level of stock awards to be granted is based on the dollar value of the grant when made rather than a fixed number of shares.  The Committee adjusts the value and the mix on an annual basis depending on various factors including the competitiveness of the executive’s overall total compensation and the executive’s performance.  There is no established target for long-term equity incentive awards for any of the Named Executive Officers either as a dollar value or as a percentage of their total compensation.  Rather, the Compensation Committee reviews this component of each Named Executive Officer’s total compensation on an annual basis.

The Committee recommended an increase in the equity value to be awarded to the CEO in 2009 to demonstrate confidence in the CEO’s leadership and to continue to focus the CEO on increasing shareholder value.  The Committee recommended and the Board approved an increase in equity value of $250,000.

Equity incentive awards made to the Named Executive Officers in 2009 are described in the 2009 Grants of Plan-Based Awards Table on page 29.

In 2009, the Committee formalized its grant practice policy.  As has always been the case, the value of restricted shares awarded and the exercise price of options granted is the price of a share of the Company’s Common Stock as of the close of business on the grant date.  With respect to the annual issuance of options and restricted stock, the grant date will be set by the Compensation Committee at its first meeting each year and must: (1) be a business day on or after the date that the grant is approved by the Compensation Committee or the Board of Directors, as applicable; and (2) must occur during the trading window (pursuant to the Company’s Procedures and Guidelines Governing Insider Trading and Tipping) next following the approval date.  With respect to equity issuances to new employees, the grant date will be the first day of the trading window following the date of the next regularly scheduled Compensation Committee meeting to occur following the hire date.  This policy ensures that grants are made shortly after earnings announcements so that the market has fully adjusted for the results before the grants are made.

Deferred Compensation

The Company also has a Deferred Bonus Plan which permits certain employees, including the Named Executive Officers, to defer up to 100% of their annual cash bonus awarded under the Bonus Plan for three, five or ten years.  As additional incentive for deferring the receipt of annual cash bonuses, the Company matches 10% of the amount deferred.  The Company match vests after three years.  The purpose of the Deferred Bonus Plan is to assist key employees with their individual tax and financial planning and to permit the Company to remain competitive in attracting, retaining, motivating and rewarding key employees who can directly influence the Company’s operating results.

Further details with respect to the Deferred Bonus Plan and voluntary deferrals under that Plan are provided in the “2009 Summary Compensation Information” beginning on page 25 and in the 2009 Nonqualified Deferred Compensation Table on page 33.

Retirement and Other Benefits

All employees of the Company are eligible to participate in the Company’s 401(k) Savings Plan and the Company’s disability plan.  In addition, the Named Executive Officers, and certain other employees, are eligible to participate in the Company’s Supplemental Income Protection Plan.

401(k) Savings Plan

Under the 401(k) Savings Plan, all Company employees, including the Named Executive Officers, earn the right to receive certain benefits upon retirement.  The Company will match 75% of the first 4% of each participant’s contribution not to exceed up to 3% of that participant’s eligible wages.

The Company believes that it is has an appropriately competitive 401(k) Savings Plan for all of its employees and therefore does not provide any additional retirement benefits to executives.

Supplemental Income Protection Plan

The Supplemental Income Protection Plan is a long-term disability plan that provides, among other things, 75% income replacement for total disability and return-to-work benefits such as rehabilitation services and recovery benefits to employees who earn over $60,000, and who have been assigned a bonus factor under the Bonus Plan of 3% or higher.  The Company affords this benefit to its key employees, including the Named Executive Officers, in order to provide competitive employee benefit programs and to help mitigate any loss of income by a key employee due to a long-term disability.

Health and Life Insurance

Health and life insurance benefits are provided to the Named Executive Officers on the same basis as they are provided to other employees of the Company.

Perquisites and Other Personal Benefits

The Committee has adopted and the Board has approved a policy of not providing perquisites to its executives unless they also are available to all other full-time employees of the Company.  For example, the Company does not provide payment or reimbursement for costs associated with the use of Company vehicles, aircraft, country club memberships, tax preparation and financial consulting fees or similar benefits frequently provided by other companies.  The Company believes that other elements of its compensation program sufficiently attract and retain superior employees for key positions and there is no present need to provide perquisites and other personal benefits frequently provided by other companies.

Employment Agreements

In general, it is the Company’s policy not to enter into employment agreements with, or provide executive severance benefits (other than change in control arrangements described below) to its executive officers.  As a result, the Named Executive Officers serve at the will of the Board of Directors.  The only exception to this policy is the individual employment agreement with Mr. Pettinella, which was originally entered into on May 17, 2004 and which was amended and restated effective January 1, 2007.  The amended and restated agreement provided that Mr. Pettinella would continue to serve as President and Chief Executive Officer of the Company until December 31, 2008.  Since neither party exercised their termination right, the agreement automatically renewed for an additional one-year term that ended on December 31, 2009.  In 2009, the term of the employment agreement was extended to December 31, 2010, with no other changes.  While Mr. Pettinella participates in the Company’s salary, annual and long-term incentive compensation programs under his agreement, the level of compensation, including stock option grants and restricted stock awards, are at the discretion of the Compensation Committee of the Board of Directors.

Mr. Pettinella, therefore, is not guaranteed any specific level of compensation during the term of his agreement.  However, he is assured of the payment of a 2.9 multiple of his salary and bonus in the event that the agreement is terminated by the Company without cause or by Mr. Pettinella with good reason.  He also is to receive additional benefits under the Company’s Executive Retention Plan (described below) in the event his employment is terminated following a change in control.  The Committee and the full Board believe that Mr. Pettinella’s agreement is in the best interest of the Company and its stockholders in order to provide stability to the Company and that it is an appropriate expression of their confidence in Mr. Pettinella and represents a level of commitment to Mr. Pettinella that is necessary in order to retain the services of a talented executive in a competitive market.  Mr. Pettinella’s agreement also includes non-compete and confidentiality provisions, and the Committee and the full Board also believe that these commitments are of significant value to the Company and its stockholders.

Change in Control Arrangements

In 1999, the Committee and the full Board determined that it was in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of its key executives and employees in the event of a threat or occurrence of a change in control.  They continue to believe that it is in the best interests of the stockholders to diminish the inevitable distraction of these individuals because of personal uncertainties and risks created by the ongoing consolidation in the REIT industry and to encourage the executives’ full attention and dedication to the Company’s business currently and in the event of any threatened or pending change in control.  As a result, the Company adopted an Executive Retention Plan that provides for severance benefits to the Company’s officers, including the Named Executive Officers, and certain employees, upon a change in control.  The Committee and the full Board believe that the triggering events stipulated in the Executive Retention Plan for equity acceleration are appropriate so that key executives and employees remain with the Company despite a climate of industry consolidation.  The Committee and the full Board also have reviewed the change in control plans of the Multifamily Peer Group described above and determined that the arrangements under the Executive Retention Plan are competitive with those of other companies in the REIT industry.  This Plan provides the executives and other employees with compensation and benefits arrangements upon a change in control that are designed to assure that such attention and dedication are likely.  Severance benefits for the Named Executive Officers under the Executive Retention Plan provide that if, within two years following a change in control, an executive’s employment is terminated by the Company other than for cause, or by the executive with good reason, or by the executive for any reason during a 30-day window following the one-year anniversary of the change in control, the executive is eligible to receive:  (1) two times base salary and two times the last bonus paid to the executive, (2) payment of accrued/deferred bonus amounts, and (3) a gross-up payment if the executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, but only in the amount necessary to pay any excise tax due on the severance payment.  In addition, all stock options and restricted stock outstanding become fully vested.

Pursuant to his employment agreement, the benefits to be paid to the Chief Executive Officer under the Executive Retention Plan are the same as those provided in the Executive Retention Plan to other Named Executive Officers, except that the Chief Executive Officer is paid three times his base salary and three times his last bonus.  The Committee believes that this level of change in control severance benefit is appropriate to ensure Mr. Pettinella’s full attention to the Company’s business and the stockholders’ best interests in light of the active consolidation environment in the REIT industry and in order to be competitive with the benefits provided by other companies in the REIT industry.

A more detailed description of the Executive Retention Plan and a schedule showing the amount of estimated payments and benefits payable to the Named Executive Officers upon various termination scenarios and a change in control are disclosed under “Potential Payments upon Termination or Change in Control” beginning on page 33.

Tax Implications - Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company’s stockholders.  The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income.  The Compensation Committee’s compensation policy and practices therefore are not directly guided by considerations relating to Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Leonard F. Helbig, III, Chair
Stephen R. Blank
Josh E. Fidler
Clifford W. Smith, Jr.

2009 SUMMARY COMPENSATION INFORMATION

As described in the Compensation Discussion and Analysis, the Named Executive Officers are compensated with a combination of salary, bonus, stock, non-equity incentive compensation and certain other benefits.  Perquisites are not provided to executives unless they are also available to all other full-time employees of the Company.

Of the Named Executive Officers, only Edward Pettinella has an Employment Agreement.  The level of salary, incentive compensation and equity grants are, pursuant to the terms of his Employment Agreement, to be determined by the Compensation Committee and approved by the Board.  There are no minimum or maximum levels provided in the Agreement.

Prior to 2009, the Compensation Committee (and, in the case of the Chief Executive Officer, the Board of Directors) approved salary adjustments at their February meetings.  The adjustments were effective in mid-March of each year.  The salaries listed therefore reflect the salary level approved the prior February for the period from January 1 to March 15 of the following year and the salary level approved in February of the relevant year for the period from March 16 to December 31 of that year.

Beginning in 2009, the Compensation Committee (and in the case of the Chief Executive Officer, the Board of Directors) approve salary adjustments at their May meetings.  This gives the Compensation Committee the opportunity to review more current data for the peer companies.  It also results in salary adjustments and equity grants being considered and approved at the same time.  Salary adjustments are retroactive to March 15.

Amounts listed in the table under Non-Equity Incentive Plan Compensation represent payments received by the Named Executive Officers under the Bonus Plan for services rendered in 2007, 2008 and 2009.  Payment of the 2009 amount was approved by the Compensation Committee (and, in the case of the Chief Executive Officer, the Board of Directors) at their February 2010 meetings and payment was made in February 2010.  The Bonus Plan is described in more detail in the Compensation Discussion and Analysis.  The Committee has discretion in determining the calculation of FFO for purposes of the Bonus plan and may approve the exclusion, (in whole or in part) of certain non-recurring items from the Company’s published FFO results based on extraordinary events such as catastrophic natural disasters or other adverse events outside of the control of management as well as the receipt of income not related to the operations of the Company’s business.  The Bonus Plan specifically provides that gains and losses on sale and impairment charges are not to be included in the calculation of FFO.  Any item excluded from the calculation of FFO in any year is also excluded from the base for purposes of calculating FFO growth the following year.  The Bonus Plan also provides that, in its discretion, the Committee can adjust the weighting of the FFO and NOI components, which it elected to do in 2009 as described in the Compensation Discussion and Analysis.

For 2009, the Company reported FFO growth (calculated as provided for in the Bonus Plan) below the bottom range of the bonus plan formula resulting in a zero bonus factor relating to the FFO component.  For 2009, the Company reported same store NOI growth of 0.02%.  This exceeded the Multifamily Peer Group’s reported results of negative 4.68% and, pursuant to the formula included in the Bonus Plan, resulted in the award of 4.84 bonus units relating to the NOI growth metric.

Pursuant to the Deferred Bonus Plan, eligible employees, including the Named Executive Officers, can elect to defer up to 100% of their bonus under the Bonus Plan for three, five or ten years.  The Company matches 10% of the amount deferred (referred to as the “10% Company Match”), which amount vests after three years.  A "phantom" stock account is established for both amounts.  Each deferral and 10% Company Match is reflected by crediting those accounts with the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value as of the day before the bonus would otherwise have been paid.  The equivalent of dividends on those shares is also credited to the accounts at the time dividends are paid on the Company's Common Stock.  Shares that could be purchased with the hypothetical dividends are credited to accounts at the same price that shares are purchased for participants under the dividend reinvestment feature of the Company's DRIP.  Payments out of deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee.

The following table sets forth the compensation paid to or earned by the Named Executive Officers during  2007, 2008 and 2009.  There are no amounts to report in the Bonus and Change in Pension Value and Nonqualified Deferred Compensation Earnings columns so they have not been included.  Annual cash incentives under the Company’s Bonus Plan are listed below under the Non-Equity Incentive Plan Compensation column.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Edward J. Pettinella,	2009	550,000	725,969	593,996	346,071	100,124	2,316,160
President and Chief	2008	550,000	588,457	481,497	737,187	83,201	2,440,342
Executive Officer	2007	544,792	549,950	443,410	640,947	105,085	2,284,184

David P. Gardner,	2009	334,970	276,624	226,348	145,913	48,328	1,032,183
Executive Vice President	2008	320,000	276,647	226,347	296,943	43,018	1,162,955
and Chief Financial Officer	2007	315,833	258,464	208,402	281,246	48,293	1,112,238

Ann M. McCormick,	2009	282,308	226,588	185,397	122,974	41,711	858,978
Executive Vice President	2008	272,000	226,557	185,396	252,404	37,356	973,713
and General Counsel	2007	269,583	211,733	170,709	240,576	41,539	934,140

Scott A. Doyle,	2009	257,933	157,258	125,098	87,388	30,893	658,570
Senior Vice President	2008	250,000	156,387	120,596	180,437	26,015	733,435
	2007	247,917	137,474	110,853	157,055	27,136	680,435

John E. Smith,	2009	240,000	156,720	128,249	81,312	30,103	636,384
Senior Vice President	2008	240,000	151,222	123,746	173,220	25,971	714,159
	2007	236,875	151,238	121,934	150,060	25,775	685,882

(1)           Each of the Named Executive Officers contributed a portion of their salary to the Company’s 401(k) Savings Plan.

(2)           This column represents the grant date fair value of restricted stock granted in the year indicated in accordance with ASC Topic 718 except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  Fair value for restricted stock is calculated using the closing price of the Company’s Common Stock on the date of issuance.  For additional information, refer to Note 10 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.  To the extent that a Named Executive Officer has elected to participate in the Deferred Bonus Plan, this column also includes the value of the 10% Company Match.  Of the amounts listed in this column, the following amounts represent that Match for 2007, 2008 and 2009 respectively:  Mr. Doyle  $0, $9,022 and $4,369.

(3)           This column represents the grant date fair value on the date of issue of options granted in the year indicated in accordance with ASC Topic 718.  This value was calculated using the Black-Scholes formula.  For additional information on the valuation assumptions with respect to the 2009 grants, refer to Note 10 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(4)           This column represents the payments received by the Named Executive Officers for services rendered in the year indicated pursuant to the Company’s Bonus Plan.  The bonus factors assigned to the Named Executive Officers for each year are as follows: Mr. Pettinella – 13%; Mr. Gardner – 9%; Mrs. McCormick – 9%; Mr. Doyle – 7% and Mr. Smith – 7%.  The following Named Executive Officer deferred a portion of the 2007, 2008 and 2009 payment pursuant to the Company’s Deferred Bonus Plan as follows: Mr. Doyle $0, $90,219 and $43,694.  The gross payment (before deferral) is listed in this column.

(5)           This column represents (a) $6,750, $6,900 and $7,350 for 2007, 2008 and 2009, respectively for each of the Named Executive Officers as the Company’s contribution under the Company’s 401(k) Savings Plan plus (b) dividends paid in 2007, 2008 and 2009, respectively on all shares of restricted stock held by each of the Named Executive Officers as follows:  Mr. Pettinella $98,335, $76,301 and $92,774; Mr. Gardner $40,770, $35,577 and $40,471; Mrs. McCormick $33,737, $29,293 and $33,221; Mr. Doyle $19,697, $18,302 and $21,715; and Mr. Smith $19,025, $19,071 and $22,903 plus (c) the value of all hypothetical dividends paid in 2007, 2008 and 2009, respectively on the 10% Company Match shares in the accounts of the following Named Executive Officers pursuant to the Company’s Deferred Bonus Plan:  Mr. Gardner $773, $541 and $507; Mrs. McCormick $1,052, $1,163 and $1,140; and Mr. Doyle $689, $813 and $1,828.

2009 GRANTS OF PLAN-BASED AWARDS INFORMATION

All stock options and shares of restricted stock were issued pursuant to the Company’s 2008 Stock Benefit Plan.

Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.  Individuals receiving restricted stock awards have voting rights and are entitled to receive dividends or dividend equivalents prior to vesting.

To further enforce the Company’s focus on long-term stock appreciation and support retention of key executive talent, stock options generally vest 20% per year over the first five years of the ten-year option term and restricted stock grants generally vest 25% per year over a four-year period.  However, in the event of termination of employment due to total disability, death, or retirement, stock options vest immediately and are exercisable for the lesser of one year or the remaining option term, except that for Executive Officers, stock options do not vest automatically upon retirement but continue to vest as scheduled.  Additionally, in the event the Company terminates the employment of an option holder for any reason except “good cause,” stock options held for more than one year prior to the termination date vest immediately and are exercisable for the lesser of one year or the remaining option term. Restricted stock vests upon termination of employment due to total disability or death.  In the event of retirement, restricted stock awards continue to vest as scheduled.  Upon a change in control, stock options and restricted stock outstanding as of the change in control date vest immediately.

The following table provides information about plan-based awards granted to the Named Executive Officers in 2009.  These awards consist of stock options, restricted stock, cash paid pursuant to the Bonus Plan and, if applicable, the value of the 10% Company Match made pursuant to the Deferred Bonus Plan.  There are no amounts to be reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column so it has not been included.

The stock options granted to the Named Executive Officers have the same term (ten years) and vesting (20% per year) as the options granted to other employees in 2009.  Restricted shares granted to the Named Executive Officers vest on the same terms as the restricted shares granted to other employees in 2009 (25% per year).

The phantom shares issued in connection with the 10% Company Match vest after three years.  The only criteria for vesting is continued employment.

2009 GRANTS OF PLAN-BASED AWARDS TABLE

						All Other	All Other
						Stock	Option
						Awards:	Awards:
			Estimated Future			Number of	Number of	Exercise or	Grant Date Fair
			Payouts Under Non-Equity			Shares of	Securities	Base Price	Value of Stock
			Incentive Plan Awards(2)			Stock or	Underlying	of Option	and Option
		Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Plan Name	Date(1)	($)	($)	($)	(#)(3)	(#)(4)	($/Sh)(5)	($)(6)

Edward J. Pettinella	Bonus Plan		286,009	572,018	858,027
	Stock Plan- Options	5/11/09					124,789	33.90	593,996
	Restricted	5/11/09				21,415			725,969

David P. Gardner	Bonus Plan		120,589	241,178	361,767
	Stock Plan- Options	5/11/09					47,552	33.90	226,348
	Restricted	5/11/09				8,160			276,624

Ann M. McCormick	Bonus Plan		101,631	203,262	304,893
	Stock Plan- Options	5/11/09					38,949	33.90	185,397
	Restricted	5/11/09				6,684			226,588

Scott A. Doyle	Bonus Plan		72,221	144,442	216,663
	Stock Plan- Options	5/11/09					26,281	33.90	125,098
	Restricted	5/11/09				4,510			152,889
	Deferred Bonus Plan	2/24/10				94			4,329

John E. Smith	Bonus Plan		67,200	134,400	201,600
	Stock Plan- Options	5/11/09					26,943	33.90	128,249
	Restricted	5/11/09				4,623			156,720

(1)           In 2009, the Board of Directors formalized its grant practice policy.  As has always been the case, the value of restricted shares awarded and the exercise price of options granted is the price of a share of the Company’s Common Stock as of the close of business on the grant date.  With respect to the annual issuance of options and restricted stock, the grant date is set by the Compensation Committee at its first meeting each year and must:  (1) be a business day on or after the date that the grant is approved by the Compensation Committee or the Board of Directors, as applicable; and (2) must occur during the trading window (pursuant to the Company’s Procedures and Guidelines Governing Insider Trading and Tipping) next following the approval date.  In 2009, the Compensation Committee approved the equity awards to the Named Executive Officers, other than Mr. Pettinella, on May 3, 2009 and the Board approved equity awards to Mr. Pettinella on May 4, 2009.  The Compensation Committee selected May 11, 2009, the first day of the first trading window following the approval date, as the grant date.  The restricted stock is valued and the option exercise price for the 2009 grants is based on the closing price of the Company’s Common Stock on May 11, 2009.

(2)           These columns represent amounts that could have been paid to the Named Executive Officers under the Company’s Bonus Plan for services rendered in 2009 if the Company’s financial performance fell within the specified ceiling and floor of expected performance.  That Plan is described in more detail in the “Compensation Discussion and Analysis.” The Bonus Plan does not provide for a “target” payout.  The median between the threshold and maximum is therefore included as the target.  The actual amounts paid in February 2010 for services rendered in 2009 are listed under 2009 in the Summary Compensation Table on page 27.

(3)           This column represents restricted stock awarded to each of the Named Executive Officers in 2009 and phantom shares credited to the deferred bonus account of Mr. Doyle, in connection with the 2009 10% Company Match under the Deferred Bonus Plan.  While Mr. Doyle’s phantom shares were credited in 2010 when the bonus relating to the 2009 service was paid, they are included in the table since they relate to 2009 compensation.  Only Mr. Doyle deferred any portion of his 2009 bonus.

(4)           This column represents options granted to the Named Executive Officers in 2009.

(5)           The exercise price is the closing price ($33.90) on the grant date (May 11, 2009) as provided in the 2008 Stock Benefit Plan.

(6)           For stock options, grant date fair value is calculated using the Black-Scholes formula.  For additional information on the valuation assumptions, refer to Note 10 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2009.  For restricted stock, the grant date fair value is calculated using the closing price ($33.90) of a share of the Company’s Common Stock on the award date (May 11, 2009).  The grant date fair value for both the option grants and restricted stock awards are computed in accordance with ASC Topic 718.  For Mr. Doyle, the value of the phantom shares is equal to the actual amount of 10% Company Match.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table provides information about unexercised options and restricted stock that has not vested, both of which were issued under the 2008 Stock Benefit Plan or previous stock benefit plans.  It also includes all phantom shares in the Named Executive Officers’ accounts under the Deferred Bonus Plan that were credited to the accounts as a result of the 10% Company Match but only to the extent that the phantom shares have not vested.  There are no unearned options or shares under the Company’s equity incentive plans so related columns are not included.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Edward J. Pettinella	100,000	-	27.010	02/07/11	37,930	(2)	1,809,640
	50,000	-	30.150	07/31/11
	50,000	-	34.650	08/05/12
	50,000	-	36.850	08/05/13
	55,000	-	38.830	08/03/14
	52,000	13,000	41.950	05/06/15
	39,000	26,000	51.060	05/04/16
	25,946	38,918	55.500	05/01/17
	16,386	65,543	52.560	05/01/18
	-	124,789	33.900	05/11/19

David P. Gardner	15,000	-	30.150	07/31/11	16,130	(3)	769,562
	15,000	-	34.650	08/05/12
	15,000	-	36.850	08/05/13
	15,000	-	38.830	08/03/14
	20,000	5,000	41.950	05/06/15
	15,000	10,000	51.060	05/04/16
	12,195	18,291	55.500	05/01/17
	7,703	30,811	52.560	05/01/18
	-	47,552	33.900	05/11/19

Ann M. McCormick	12,599	-	31.375	08/01/10	13,323	(4)	635,640
	15,000	-	30.150	07/31/11
	15,000	-	34.650	08/05/12
	15,000	-	36.850	08/05/13
	15,000	-	38.830	08/03/14
	16,000	4,000	41.950	05/06/15
	12,000	8,000	51.060	05/04/16
	9,989	14,983	55.500	05/01/17
	6,310	25,236	52.560	05/01/18
	-	38,949	33.900	05/11/19

Scott A. Doyle	920	-	31.375	08/01/10	9,201	(5)	438,980
	9,080	-	30.150	07/31/11
	10,000	-	34.650	08/05/12
	10,000	-	36.850	08/05/13
	12,500	-	38.830	08/03/14
	12,000	3,000	41.950	05/06/15
	9,000	6,000	51.060	05/04/16
	6,487	9,729	55.500	05/01/17
	4,104	16,416	52.560	05/01/18
	-	26,281	33.900	05/11/19

John E. Smith	855	-	34.650	08/05/12	9,124	(6)	435,306
	10,000	-	36.850	08/05/13
	10,000	-	38.830	08/03/14
	12,000	3,000	41.950	05/06/15
	9,000	6,000	51.060	05/04/16
	7,135	10,702	55.500	05/01/17
	4,212	16,844	52.560	05/01/18
	-	26,943	33.900	05/11/19

(1)           All option grants have a ten-year term. With the exception of Edward Pettinella's grant issued 2/7/01, which vested immediately, all option grants vest pro rata as to 20% of the option grant beginning on the first anniversary of grant date, thus the vesting dates for each of the option awards in this table can be calculated accordingly.

(2)           Mr. Pettinella's restricted stock will vest as follows:  2,477 shares on each 5/1/2010 and 5/1/2011; 2,750 shares on 5/4/2010; 2,937 shares on each of 5/9/2010, 5/9/2011 and 5/9/2012; 5,354 shares on each of 5/11/10, 5/11/11 and 5/11/12 and 5,353 shares on 5/11/13.

(3)           Mr. Gardner's restricted stock will vest as follows: 1,164 shares on each of 5/1/2010 and 5/1/2011; 1,500 shares on 5/4/2010; 1,381 shares on each of 5/9/2010 and 5/9/2011; 1,380 shares on 5/9/2012 and 2,040 shares on each of 5/11/10, 5/11/11, 5/11/12 and 5/11/13.

(4)           Mrs. McCormick's restricted stock will vest as follows:  954 shares on 5/1/2010; 1,250 shares on  5/4/2010; 953 on 5/1/2011; 1,131 shares on each of  5/9/2010 and 5/9/2011; 1,130 shares on 5/9/2012 and 1,671 shares on each of 5/11/10, 5/11/11, 5/11/12 and 5/11/13. Since the date of the table, December 31, 2009, 90 shares in Mrs. McCormick's deferred bonus account representing the 10% Company Contribution and hypothetical dividends on those shares vested on 2/22/2010.

(5)           Mr. Doyle's restricted stock will vest as follows:  619 shares each on 5/1/2010 and 5/1/2011; 750 shares on 5/4/2010; 735 shares on each of 5/9/2010 and 5/9/2012; 736 shares on 5/9/2011; 1,128 shares on each of 5/11/10 and 5/11/12 and 1,127 shares on each of 5/11/11 and 5/11/13. Since the date of the table, December 31, 2009 shares in Mr. Doyle's deferred bonus account representing the 10% Company Contribution and hypothetical dividends on those shares have/will vest as follows:  129 shares on 2/22/2010 and 368 shares on 2/19/12.

(6)           Mr. Smith's restricted stock will vest as follows:  681 shares on each of 5/1/2010 and 5/1/2011; 875 shares on 5/4/2010; 755 shares on each of 5/9/2010 and 5/9/2011; 754 shares on 5/9/2012; 1,156 shares on each of 5/11/10, 5/11/11 and 5/11/12 and 1,155 shares on 5/11/13.

OPTION EXERCISES AND STOCK VESTED IN 2009 TABLE

The following table provides information for each of the Named Executive Officers concerning the following events that occurred during 2009:  exercises of stock options, vesting of restricted stock and vesting of the phantom shares deposited in certain of the Named Executive Officer’s deferred bonus accounts as the 10% Company Match and dividends on the 10% Company Match.  The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares of stock (including phantom shares) that have vested and the aggregate dollar value realized upon vesting of stock (including phantom shares).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Edward J. Pettinella	-	-	10,664	370,313
David P. Gardner	15,000	241,059	5,420	187,830
Ann M. McCormick	-	-	4,511	156,032
Scott A. Doyle	-	-	2,855	98,629
John E. Smith	-	-	2,811	99,194

(1)           The dollar amount realized upon exercise was computed by multiplying the number of shares times the difference between the market price of the underlying securities and the exercise price of the options.

(2)           The aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

PENSION BENEFITS

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

A description of the Company’s Deferred Bonus Plan is included in “2009 Summary Compensation Information” beginning on page 25.

Name	Executive Contributions in 2009($)(1)	Registrant Contributions in 2009($)(2)	Aggregate Earnings in 2009($)(3)	Aggregate Withdrawals/ Distributions in 2009($)(4)	Aggregate Balance at 12/31/09($)(5)
Edward J. Pettinella	-	-	-	-	-
David P. Gardner	-	507	5,067	-	103,677
Ann M. McCormick	-	1,140	11,404	17,541	225,377
Scott A. Doyle	43,694	6,197	18,277	-	373,997
John E. Smith	-	-	-	-	-

(1)           This column represents deferral of a portion of the bonus paid under the Bonus Plan in February 2010 for services rendered in 2009.  The amount deferred was also reported in the Summary Compensation Table as a portion of the amount in the “Non-Equity Incentive Plan Compensation” column.

(2)           This column represents the amount of the 10% Company Match made in February 2010 relating to the amounts deferred as described in footnote (1) above (Mr. Doyle only) and the value of all hypothetical dividends paid in 2009 on all shares in the Named Executive Officer’s deferred bonus account as a result of a 10% Company Match.  Of the amounts listed above, the following amounts were also reported in the Summary Compensation Table for 2009:  Mr. Gardner $507; Mrs. McCormick $1,140 and Mr. Doyle $1,828.

(3)           This column represents the value of all hypothetical dividends on all shares in the Named Executive Officer’s deferred bonus accounts except for the shares related to the 10% Company Match which are already included as described in footnote (2) above.

(4)           The amounts listed in this column represent the value of the phantom stock on the issue date, which includes the value of the deferred amount, the 10% Company Match, hypothetical dividends reinvested and appreciation.

(5)           The total includes the following amounts also reported on the Summary Compensation Table for 2009:  Mr. Gardner $507; Mrs. McCormick $1,140; and Mr. Doyle $6,197.  It also includes the following amounts that were listed as “bonus” in prior years’ proxy statements:  Mr. Gardner $60,086; Mrs. McCormick $130,150; and Mr. Doyle $226,652.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Other than Mr. Pettinella, none of the Named Executive Officers have employment agreements which provide for any cash payment or other benefits in the event of the termination of employment.  Any rights that any of the Named Executive Officers have to such payments and benefits are the result of provisions in the various compensation plans that are available to certain other salaried employees of the Company.  Those compensation plans and the Named Executive Officers’ rights thereunder are described below.

In addition to the rights available under those plans, Mr. Pettinella has contractual rights pursuant to the terms of his employment agreement.  Mr. Pettinella’s employment agreement provides that, if his employment is terminated by the Company without cause or by Mr. Pettinella for good reason, he is entitled to receive a lump sum amount equal to 2.9 times his base salary and incentive compensation for the year preceding the termination plus, in the year following termination, the amount of incentive compensation that he would have earned if he had been an employee on December 31 of the year of termination.  In addition, all options become exercisable and remain so for one year and all restricted shares held by Mr. Pettinella vest.  He also is entitled to the continuation of his fringe benefits until the earlier of:  (1) December 31, 2010, or (2) the date he receives equivalent benefits from a new employer.  In the event of a change in control, Mr. Pettinella is entitled to receive the benefits provided under the Executive Retention Plan (described below), except he would receive three times his base salary and bonus instead of two times as provided to certain other beneficiaries of that plan.  In the case of disability, death or retirement, Mr. Pettinella is only entitled to benefits generally provided to other salaried employees as described below.

Change in Control

The Company’s Executive Retention Plan provides for severance benefits and other compensation to virtually all of the corporate staff of the Company in the event of a change in control of the Company and a subsequent termination of their employment, either by the Company without cause or by the employee with good reason.  Certain officers of the Company, including the Named Executive Officers, have the right to receive benefits under the Executive Retention Plan if they elect to terminate their employment for any reason during a 30-day window following the one-year anniversary of the change in control.

The level of benefits to be received under the Executive Retention Plan varies depending on the bonus factor applied to the individual pursuant to the Company’s Bonus Plan.  In all cases, regardless of bonus factor, upon a change in control with termination of employment, either by the Company without cause or by the employee with good reason, or by certain officers during the 30-day window, all stock options and restricted stock vest.  In addition, in all cases, regardless of bonus factor,  employees are entitled to receive in a lump sum their base salary accrued through the termination date and to be paid in a lump sum all other amounts earned, accrued or deferred under the Bonus Plan and other compensation plans.

In addition to the above, upon a termination following a change in control, employees are entitled to receive in a lump sum a multiple of their current cash compensation ranging from a minimum of one month’s salary for every year employed (with a minimum of two months and a maximum of 24 months) up to a maximum of two times their current annual salary.  In addition, certain employees are entitled to receive two times the amount of the last paid bonus under the Bonus Plan.  The Named Executive Officers, along with approximately 40 other employees, are entitled to the maximum cash benefits.  Mr. Pettinella is entitled to three times salary and bonus pursuant to his employment agreement as described above.  In addition, the Named Executive Officers and other members of senior management are entitled to a gross-up payment, but only in the amount necessary to pay any excise tax due on the severance payment.

Stock Benefit Plans

Under the terms of the 2008 Stock Benefit Plan, in the event of the termination of employment by the Company without good cause, any options held for more than one year become fully exercisable and remain so for one year.  Upon disability, death or retirement, all options become fully exercisable and remain so for one year, except that options held by the Executive Officers, including the Named Executive Officers, do not vest upon retirement but continue to vest on their original terms.  Restricted shares, including those held by the Named Executive Officers, vest upon disability or death but remain in place on their original terms upon retirement.

No additional grants are being made under the Company’s prior three stock benefit plans, but there are awards still outstanding under those plans.  Under those plans, options held for more than six months by the Named Executive Officers become fully exercisable and remain so for three months (one year with respect to the 2003 Stock Benefit Plan) following a termination by the Company without good cause.  Upon death, disability or retirement, all options become fully exercisable and remain so for a period of one year in the case of disability and death and three months in the case of retirement.  Options and restricted stock issued under the 2003 Stock Benefit Plan and held upon retirement by Executive Officers, including the Named Executive Officers, receive the same treatment as under the 2008 Stock Benefit Plan.

Miscellaneous Benefits

The termination of employment for any reason also triggers certain events under the Company’s Deferred Bonus Plan and 401(k) Savings Plan.  In addition, the termination of employment, by reason of disability or death, triggers benefits under disability and life insurance plans provided by the Company.  The benefits payable to the Named Executive Officers under those plans are the same as those available to other salaried employees, so no amount in respect to those plans is reported on the table below.

The following table provides information about the estimated amounts to be paid to the Named Executive Officers under various scenarios if they had occurred on December 31, 2009.  The Named Executive Officers would not receive any payment in the event of a voluntary termination on their part or a termination for cause by the Company.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)		For Cause Termination ($)	Involuntary or Good Reason Termination (CIC) ($)	Retirement ($)	Death or Disability ($)
Edward J. Pettinella
Severance	-	2,598,606	(1)	-	2,688,213	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	74,880		-	3,607,856	-	3,607,856
Other Benefits and Tax Gross-Up	-	15,700	(3)	-	-	-	-
Total	-	2,689,186		-	6,296,069	-	3,607,856

David P. Gardner
Severance	-	-		-	969,602	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	28,800		-	1,455,055	-	1,455,055
Other Benefits and Tax Gross-Up	-	-		-	-	-	-
Total	-	28,800		-	2,424,657	-	1,455,055

Ann M. McCormick
Severance	-	-		-	815,948	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	23,040		-	1,192,272	-	1,192,272
Other Benefits and Tax Gross-Up	-	-		-	-	-	-
Total	-	23,040		-	2,008,220	-	1,192,272

Scott A. Doyle
Severance	-	-		-	694,776	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	17,280		-	795,488	-	795,488
Other Benefits and Tax Gross-Up	-	-		-	-	-	-
Total	-	17,280		-	1,490,264	-	795,488

John E. Smith
Severance	-	-		-	642,624	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	17,280		-	824,669	-	824,669
Other Benefits and Tax Gross-Up	-	-		-	-	-	-
Total	-	17,280		-	1,467,293	-	824,669

(1)           This payment would be made pursuant to Mr. Pettinella’s employment agreement and is based on his 2009 salary and 2009 bonus paid in 2010.  This does not include the amount Mr. Pettinella would receive in the year following termination, which would equal the amount of incentive compensation that he would have earned if he had been employed on December 31 of the year of termination.

(2)           The vesting of options and restricted stock upon the occurrence of certain termination triggers is made in accordance with the terms of the 2008 Stock Benefit Plan, the Company’s prior stock benefit plans, or the Executive Retention Plan, as applicable.  For options, the amount listed represents the gain realized for unvested stock option grants as of December 31, 2009, using a year-end closing stock price of $47.71.  For restricted stock, the amount listed represents the number of unvested restricted shares as of December 31, 2009 multiplied by $47.71.

(3)           Under his employment agreement, Mr. Pettinella is entitled to a continuation of his fringe benefits until the earlier of:  (a) December 31, 2010; or (b) the date he receives equivalent benefits from a new employer.  This amount represents the estimated cost to the Company for continuing health, dental, executive long-term disability, standard long-term disability, life insurance and accidental death and dismemberment coverage for Mr. Pettinella from December 31, 2009 until December 31, 2010.

COMPENSATION RISKS

The Compensation Committee, with the assistance of its independent compensation consultant, undertook a thorough review of all of the components of executive and non-executive compensation to determine whether any of those components were likely to encourage excessive risk taking that was not in the best interests of the Company and the stockholders.  The Committee considered mitigating features of the various components including:

•	the Bonus Plan includes two performance metrics, both of which represent a significant contribution to shareholder value;

•	100% of the CEO’s payment under the Bonus Plan is in the Board’s discretion and 50% of the payment to the senior executives of the Company is in the discretion of the CEO;

•	each of the senior executives executes a Bonus Repayment Agreement every year as described in the Compensation Discussion and Analysis on page 15; and

•	vesting schedules for restricted stock and options cause management to have a significant amount of unvested equity at all times.

After its comprehensive review, the Compensation Committee concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options($)(2)	Number of Securities Remaining Available for Future Issuance

Options:
Equity compensation plans approved by security holders	3,147,645	44.20	1,238,321	(3)
Equity compensation plans not approved by security holders(1)	156,225	32.53	-
Total Options	3,303,870	43.64	1,238,321

Restricted Stock Awards:
Equity compensation plans approved by security holders	-	N/A	374,582	(4)
Equity compensation plans not approved by security holders	-	N/A	-
Total Restricted Stock Awards	-	N/A	374,582

(1)           These option awards were made under the Company's 2000 Stock Benefit Plan, the material features of which are described in Note 10 of the Company's 10-K.  The 2000 Stock Benefit Plan was approved by the stockholders in 2000 and was amended in 2001 to increase the options available for issuance by 500,000.  This increase was not required to be approved by the stockholders.

(2)           Number of securities to be issued upon exercise of outstanding options include 21,316 phantom shares deferred by officers under the Company's Deferred Bonus Plan and 60,104 phantom shares deferred by directors under the Director Deferred Compensation Plan.  The weighted average exercise price of outstanding options does not take these 81,420 deferred shares into account.

(3)           This assumes that all 1,185,045 equity awards that are available under the 2008 Stock Benefit Plan are issued in the form of options.  In that case, there would be no awards available for the issuance of restricted stock.  There were 50,122 and 3,154 shares available for issuance under the Company's Deferred Bonus Plan and Director Deferred Compensation Plan, respectively, as of December 31, 2009.

(4)           This assumes that all 1,185,045 equity awards that are available under the 2008 Stock Benefit Plan are issued in the form of restricted stock.  In that case, there would be no awards available for the issuance of options.  Under the Plan, awards of restricted stock reduce the number of shares available for award by one share for every one share awarded, up to 250,000 shares.  Beyond that, restricted stock reduces the shares available for award by 3.5 shares for every one share awarded.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership of Management

The following table sets forth information as of March 15, 2010 regarding the beneficial ownership of shares of Common Stock by: (i) Directors and Named Executive Officers of the Company; and (ii) Directors and Executive Officers of the Company as a group.  The table also includes information relating to the number and percentage of shares of Common Stock and UPREIT Units beneficially owned by the persons included in (i) and (ii) above (such UPREIT Units are exchangeable into shares of Common Stock or cash at the election of the Company).  In preparing this table, the Company has relied on information supplied by its officers and Directors and upon information contained in filings with the SEC.  The business address of each of the following Directors and Executive Officers is 850 Clinton Square, Rochester, New York 14604.

Name of Owner	# of Shares Beneficially Owned(1)		% of Shares Outstanding(1)		#of Shares/ UPREIT Units Owned(2)	% of Shares/ UPREIT Units Outstanding(2)

Edward J. Pettinella(3)	745,925		2.069%		745,925	1.567%

Stephen R. Blank(4)	2,841		*		2,841	*

Josh E. Fidler(5)	17,786		*		534,893	1.136%

Alan L. Gosule(6)	49,102		*		49,102	*

Leonard F. Helbig, III(7)	87,220		*		87,220	*

Charles J. Koch(8)	8,800		*		8,800	*

Nelson B. Leenhouts(9)	45,204		*		249,428	*

Norman P. Leenhouts(10)	54,468		*		258,940	*

Clifford W. Smith, Jr.(11)	87,190		*		87,190	*

Paul L. Smith(12)	21,369		*		21,369	*

Amy L. Tait(13)	65,890		*		79,703	*

David P. Gardner(14)	228,096		*		231,602	*

Ann M. McCormick(15)	216,108		*		217,910	*

Scott A. Doyle(16)	136,139		*		136,139	*

John E. Smith(17)	105,402		*		105,402	*

All Executive Officers and
Directors as a group (19 persons)	2,068,558	(18)	5.616	%(19)	3,013,482	6.227	%(20)

*Less than 1%

(1)           Assumes that all currently exercisable options or options exercisable within 60 days (“Currently Exercisable Options”) issued to the person have been exercised, that all shares of restricted stock issued to the person have vested and that all shares in the person’s account pursuant to the Company’s Deferred Bonus Plan or Director Deferred Compensation Plan (the “Phantom Shares”) that would be issued upon termination of service of the individual have been issued.  The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised and that all of the shares of restricted stock issued to any other person have vested and that all of the Phantom Shares that would be issued upon termination of service of the listed persons have been issued.

(2)           Same assumptions as footnote (1) plus assumes that UPREIT Units issued to the person have been exchanged for shares of Common Stock (on a one-for-one basis) and that for purposes of calculating the percentage the total number of shares assumes that all of the UPREIT Units issued to any other person have been exchanged for shares of Common Stock.

(3)           Includes 518,649 shares which may be acquired upon the exercise of Currently Exercisable Options and 37,930 shares of restricted stock.  Of the scheduled shares owned by Mr. Pettinella, 141,000 have been pledged as collateral.

(4)           Includes 1,200 shares which may be acquired upon the exercise of Currently Exercisable Options and 1,641 shares of restricted stock.

(5)           Includes 7,432 shares which may be acquired upon the exercise of Currently Exercisable Options and 4,679 shares of restricted stock.  The Shares/UPREIT Units owned include 72,539 UPREIT Units owned directly by Mr. Fidler, 101,126 UPREIT Units owned by Mr. Fidler’s wife and 343,442 UPREIT Units owned by Morton J. Macks Family Limited Partnership (the “FLP”).  Mr. Fidler is the president of the corporate general partner of the FLP and has the authority in this capacity to buy and sell securities on behalf of the FLP.  Mr. Fidler’s proportionate interest in the FLP is 687 UPREIT Units.  He disclaims beneficial ownership of the balance of the UPREIT Units owed by FLP.  The UPREIT Units owned by Mr. Fidler’s wife have been pledged as collateral.

(6)           Includes 26,232 shares which may be acquired upon the exercise of Currently Exercisable Options and 4,679 shares of restricted stock.

(7)           Includes 19,232 shares which may be acquired upon the exercise of Currently Exercisable Options and 940 shares of restricted stock.  There are 441 additional shares in Mr. Helbig’s account pursuant to the Director Deferred Compensation Plan that represent the 10% Company Match and which will not vest within 60 days.  Mr. Helbig shares voting and dispositive power with his wife with respect to 4,532 shares.  Of the shares owned by Mr. Helbig, 18,000 have been pledged as collateral.

(8)           Mr. Koch became a Director of the Company on March 1, 2010.

(9)           Includes 41,115 shares which may be acquired upon the exercise of Currently Exercisable Options and 3,297 shares of restricted stock.  The fourth column also includes 4,224 UPREIT Units owned directly by Nelson Leenhouts and 150,000 UPREIT Units owned by Home Leasing.  Nelson Leenhouts is a Director, officer and sole stockholder of Home Leasing.  The fourth column also includes 50,000 UPREIT Units owned by Nelson Leenhouts’ spouse as to which he disclaims beneficial ownership.

(10)           Includes 38,364 shares which may be acquired upon the exercise of Currently Exercisable Options, 600 shares in custodial accounts for the benefit of Mr. Norman Leenhouts' grandchildren (as to which he disclaims beneficial ownership) and 1,773 shares of restricted stock.  There are 1,072 additional shares in Mr. Leenhouts’ account pursuant to the Director Deferred Compensation Plan that represent the 10% Company Match and which will not vest within 60 days.   The fourth column also includes 4,472 UPREIT Units owned directly by Norman Leenhouts and 150,000 UPREIT Units owned by Knollwood Ventures, Inc.  Norman Leenhouts is a Director, officer and stockholder of Knollwood Ventures, Inc.  Of the UPREIT Units owned by Knollwood Ventures, Inc., 130,000 have been pledged as collateral.  The fourth column also includes 50,000 UPREIT Units owned by Norman Leenhouts’ spouse as to which he disclaims beneficial ownership.

(11)           Includes 26,232 shares which may be acquired upon the exercise of Currently Exercisable Options and 940 shares of restricted stock.  There are 447 additional shares in Mr. Smith’s account pursuant to the Director Deferred Compensation Plan that represent the 10% Company Match and which will not vest within 60 days.

(12)           Includes 10,632 shares which may be acquired upon the exercise of Currently Exercisable Options and 4,679 shares of restricted stock  Of the shares owned, 4,896 have been pledged as collateral.

(13)           Includes 12,232 shares which may be acquired by Mrs. Tait upon the exercise of Currently Exercisable Options and 4,679 shares of restricted stock.  Also includes 5,036 shares held in a custodial account for Mrs. Tait’s minor children and 2,115 shares owned by Mrs. Tait's spouse as to which she disclaims beneficial ownership.  Mrs. Tait shares voting and dispositive power with respect to 15,000 shares with her spouse.  The fourth column also includes 11,195 UPREIT Units that Mrs. Tait owns individually, 2,548 UPREIT Units with respect to which she shares voting and dispositive power with her spouse and 70 UPREIT Units that her spouse owns and as to which Mrs. Tait disclaims beneficial ownership.    All of the jointly held shares and UPREIT Units have been pledged as collateral, as have 1,400 shares and 70 UPREIT Units owned by Mrs. Tait’s spouse and 26,821 shares and 11,195 UPREIT Units that Mrs. Tait owns individually.

(14)           Includes 148,209 shares which may be acquired upon the exercise of Currently Exercisable Options and 16,130 shares of restricted stock.  Mr. Gardner shares voting and dispositive power with his spouse with respect to 61,552 shares, of which 17,000 have been pledged as collateral.  The fourth column also includes 3,506 UPREIT Units owned by Mr. Gardner.

(15)           Includes 143,992 shares which may be acquired upon the exercise of Currently Exercisable Options and 13,233 shares of restricted stock.  Mrs. McCormick shares voting and dispositive power with her spouse with respect to 54,890 shares, of which 25,000 have been pledged as collateral.  The fourth column also includes 1,802 UPREIT Units with respect to which she shares voting and dispositive power with her spouse.

(16)           Includes 92,695 shares which may be acquired upon exercise of Currently Exercisable Options, 8,704 shares of restricted stock and 1,986 shares held in Mr. Doyle’s account under the Company’s 401(k) Savings Plan.  Of the shares owned by Mr. Doyle, 16,181 have been pledged as collateral.  There are 469 additional shares in Mr. Doyle’s account pursuant to the Deferred Bonus Plan that represent the 10% Company Match and which will not vest within 60 days.

(17)           Includes 72,370 shares which may be acquired upon exercise of Currently Exercisable Options, 9,124 shares of restricted stock and 1,069 shares held in Mr. John Smith’s account under the Company’s 401(k) Savings Plan.

(18)           Includes 1,300,864 shares which may be acquired upon the exercise of Currently Exercisable Options and 131,875 shares of restricted stock.  In addition to the shares pledged as collateral as indicated in the footnotes above, 26,255 shares have been pledged as collateral by other Executive Officers of the Company.

(19)           Assumes that all Currently Exercisable Options issued to all listed persons have been exercised, that all shares of restricted stock issued to such persons have vested and that all Phantom Shares that would be issued upon the termination of services of such person have been issued.

(20)           Same assumptions as footnote (19) plus assumes that all UPREIT Units issued to all listed persons have been exchanged for shares of Common Stock.

Security Ownership by Beneficial Owners of More than 5% of the Company’s Common Stock

The following table sets forth information regarding the beneficial ownership of Common Stock by each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of December 31, 2009.  In preparing this table, the Company has relied on information contained in filings with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock(1)

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,257,374	(2)	9.40%

FMR LLC 82 Devonshire Street Boston, MA 02109	3,213,342	(3)	9.27%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,120,132	(4)	9.00%

Nomura Asset Management Co., Ltd. 1-12-1 Nihonbashi, Chuo-ku Tokyo, Japan 103-8260	2,461,082	(5)	7.10%

Heitman Real Estate Securities LLC 191 North Wacker Drive Suite 2500 Chicago, IL 60606	2,255,570	(6)	6.51%

(1)           Percentage is based on actual number of shares outstanding as of December 31, 2009 and may be different than the percentage referenced in the reports described below.

(2)           Based on a report on Schedule 13G filed by BlackRock, Inc. on January 29, 2010, reflecting that it beneficially owns and has sole voting and dispositive power with respect to 3,257,374 shares.

(3)           Based on a report on Schedule 13G (Amendment No. 3) filed by FMR LLC on February 16, 2010 reflecting that it beneficially owns and has sole dispositive power with respect to 3,213,342 shares, of which it has sole voting power with respect to 946,152 shares.

(4)           Based on a report on Schedule 13G (Amendment No. 5) filed by The Vanguard Group, Inc. on February 4, 2010, reflecting that it beneficially owns 3,120,132 shares, of which it has sole dispositive power with respect to 3,070,436 shares and shared dispositive and sole voting power with respect to 49,696 shares.

(5)           Based on a Schedule 13G filed by Nomura Asset Management Co., Ltd. on February 16, 2010, as investment manager for various funds, reflecting that it beneficially owns and has sole voting power with respect to 2,461,082 shares, of which it has shared dispositive power with respect to 2,436,492 shares and sole dispositive power with respect to 24,590 shares.

(6)           Based on a Schedule 13G filed by Heitman Real Estate Securities LLC on February 12, 2010 reflecting that it beneficially owns and has sole dispositive power with respect to 2,255,570 shares, of which it has sole voting power with respect to 1,678,888 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Executive Officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE.  Officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its Executive Officers, Directors and greater than 10% beneficial owners were satisfied.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On July 6, 2009, Home Properties, L.P. entered into an Amended and Restated Lease Agreement (the “Lease”) with Clinton Asset Holding Associates, L.P. (“CAHA”) for 62,213 rentable square feet of office space in the Clinton Square building located in Rochester, New York.  The office space will continue to be used by the Company as its corporate headquarters.  The Lease amends and restates existing Leases that the Company had for 75,296 rentable square feet in the same building.  The term commenced on October 1, 2009 and extends to September 30, 2019 with two five-year renewal options, unless terminated earlier in accordance with the Lease’s terms.  The base rent payable under the prior leases and the new Lease in 2009 was approximately $1.0 million.  The Lease contains customary commercial terms for office leases.  Amy Tait, Nelson Leenhouts and Norman Leenhouts, each of whom is a Director of the Company, and members of their immediate family collectively have an approximate 75% interest in CAHA.  In addition, the Clinton Square building is managed by Broadstone Real Estate, LLC, which receives a management fee from the building owner.  Norman Leenhouts is an owner and Chairman of Broadstone Real Estate, LLC.  Amy Tait and her husband, Robert Tait, are both owners and Directors of Broadstone Real Estate, LLC as well as the Chief Executive Officer and President, respectively, of that entity.  The Lease was approved by the Corporate Governance/Nominating Committee and non-interested members of the Board of Directors.

The Board of Directors, in February 2007, approved the terms of an Employment Agreement with Nelson Leenhouts in which he agreed to continue in his leadership role in connection with the development activities of the Company.  During 2008, Mr. Leenhouts continued as an employee of the Company working as a liaison to the development team, but he did not have an employment agreement.  The base salary paid to Mr. Leenhouts for the period from January 1, 2008 to December 31, 2008 was $292,000.  In addition, Mr. Leenhouts was paid a bonus in the amount of $360,871 in February 2009 for services performed in 2008.  His salary and the amount of his bonus were approved by the Corporate Governance/Nominating Committee and the Board of Directors.  Mr. Leenhouts retains the right to receive a bonus in the amount of $61,250 in the event that certain municipal approvals are received in connection with one of the development projects.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

On an annual basis, each employee of the Company and each of the Directors is required to provide a written acknowledgement that he or she has reviewed the Company’s Code of Business Conduct and Ethics.  If an employee or Director, or member of their immediate family, is involved in any transaction or arrangement in which the Company is a participant, that individual is to provide a written disclosure of that transaction or arrangement.  Pursuant to the Company’s Related Party Transaction Policies and Procedures, any such disclosure provided by an Executive Officer or Director is reviewed by the Corporate Governance/Nominating Committee of the Board and approved or disapproved.  In determining whether to approve such a transaction, the Committee takes into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the Executive Officer’s or Director’s involvement.

All related party transactions which are required to be reported in this Proxy Statement were approved by the Corporate Governance/Nominating Committee pursuant to that policy.

PROPOSAL 2
APPROVAL OF AN AMENDMENT TO THE
COMPANY’S DIRECTOR DEFERRED COMPENSATION PLAN

Management and the Board of Directors believe that the Company’s Director Deferred Compensation Plan assists the Company in remaining competitive in attracting and retaining its non-employee Directors because that plan assists those Directors with their individual tax and financial planning.  The Company also believes that it is important for the non-employee Directors to hold a significant stake in the Company so that their interests are closely aligned with those of the stockholders.  The Director Deferred Compensation Plan is one method whereby the non-employee Directors can easily acquire more of the Company’s Common Stock.  The Company contributes 10% of the cash amount each participant defers in order to encourage Directors to use this method.

The Director Deferred Compensation Plan as originally adopted in 1999 provided for the issuance of up to 50,000 shares.  It was amended in 2005 to increase the number of shares available for issuance to 100,000.  As of March 15, 2010, 99,734 shares of the Company’s Common Stock have been issued or reserved for issuance under the plan and only 266 shares remain available for issuance.  Of the shares issued or reserved for issuance only  7,564 shares relate to the 10% of the deferred amounts contributed by the Company and the dividends reinvested on those shares.

The stockholders are being asked to approve an amendment to the Director Deferred Compensation Plan to increase the total number of shares of Common Stock to be available for issuance thereunder to 150,000 shares.   If the stockholders do not approve the increase in the number of shares of Common Stock available for issuance under the plan to 150,000, the Board of Directors may independently decide to do so.  In that case, the 10% Company contribution would need to be eliminated as it is the only feature of the plan that constitutes an equity compensation plan requiring stockholder approval.

The complete text of the Director Deferred Compensation Plan and the proposed amendment are attached as Exhibit A.  The following description of the Director Deferred Compensation Plan is a summary of certain provisions and is qualified entirely by reference to Exhibit A.

A new plan benefits table is not included because participation in the Director Deferred Compensation Plan is at the election of the non-employee Directors and there is no way to determine which Directors will participate and at what level.

Description of the Director Deferred Compensation Plan

Eligibility.  All non-employee Directors are eligible to participate in the Director Deferred Compensation Plan.  There are currently ten non-employee Directors.

Administration.  The Director Deferred Compensation Plan is administered by the Compensation Committee of the Board.  The Committee has full authority to administer this plan and to adopt rules and regulations for carrying out this plan and to interpret, construe and implement its provisions.

Contributions.  Non-employee Directors can elect to defer up to 100% of their total annual cash compensation for three, five or ten years and their compensation in the form of restricted stock for five or ten years.  The Company matches 10% of the deferred cash amount, which amount vests after three years.

Accounts.  A “phantom” stock account is established for each of the Director and Company contribution amounts.  Each deferral and the Company contribution is reflected by crediting those accounts with the phantom equivalent of the number of shares of the Company’s Common stock that could be purchased with the amounts deferred and contributed at the Common Stock’s fair market value (composite closing price on the New York Stock Exchange) as of the day before the compensation would otherwise have been paid, or with the number of shares of restricted stock which has been deferred.  Participants' accounts are also credited with the number of shares of the Company's Common Stock that could be purchased with hypothetical dividends that would be paid with respect to shares previously allocated to the accounts on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company's DRIP.

Payment of Deferred Amounts.  Payments of vested amounts from an account are normally made in a lump sum or annual installment payments, (at the election of the participant) commencing on the first quarterly dividend payment date occurring after the applicable anniversary date of the latest date any compensation is deferred in any applicable year.  Payments out of the deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee.

Transferability of Award.  The rights of a participant under the Director Deferred Compensation Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the participant’s lifetime only by the participant or by his or her guardian or legal representative.

Adjustments Upon Change in Capitalization.  The number or kind of shares which are available for stock payments under the Director Deferred Compensation Plan may be adjusted by the Committee in the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares or similar transactions.

Change of Control.  In the event of a change of control as defined in the Director Deferred Compensation Plan, all account balances become fully and immediately vested and are paid in cash or Common Stock at the discretion of the Committee.

Amendment or Termination.  The Board of Directors may amend or terminate the Director Deferred Compensation Plan at any time provided that no such action may accelerate the time or schedule of payment of any amount under the plan, except as permitted by the Internal Revenue Code.  No amendment or termination may adversely affect a participant’s account under this plan, without his or her consent.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE DIRECTOR DEFERRED COMPENSATION PLAN.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee has appointed and the Board of Directors has ratified the appointment of the accounting firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand, L.L.P.) has served as the Company’s independent registered public accounting firm since commencement of the Company’s operations and is considered by the Audit Committee, the Board of Directors and management of the Company to be well qualified.  The stockholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP.  If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm.  Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE 2010 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is composed entirely of independent Directors as required by applicable securities laws and the current listing standards of the NYSE.  Its members are identified at the end of this report.  The Audit Committee operates under a written charter adopted by the Committee and the Board.

As described more fully in its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  Among other matters, the Audit Committee is responsible for the selection and oversight of the Company’s independent registered public accounting firm.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls.  The independent registered public accounting firm is responsible for performing an integrated audit on the Company’s consolidated financial statements, as well as on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board (United States) , and for issuing a report thereon.  The Committee, in carrying out its role, relies on the Company’s senior management and its independent public accountants.

During 2009, the Committee met four times.  The Committee’s meetings include, no less frequently than quarterly, executive sessions with the Company’s independent registered public accounting firm without the presence of the Company’s management and executive sessions with the Company’s management without the presence of the Company’s independent registered public accounting firm.  The Committee also meets in executive session with the Company’s Vice President - Internal Audit without the presence of the Company’s management.

As part of its oversight responsibility, the Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm, all annual and quarterly financial statements prior to their issuance.  Management advised the Committee that each set of the Company’s financial statements was prepared in accordance with generally accepted accounting principles and significant accounting and disclosure issues were reviewed with the Committee.  In addition, the Committee continued to monitor the scope and adequacy of the Company’s internal audit program.

The Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).  In addition, the Company’s independent registered public accounting firm provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Committee discussed with the independent registered public accounting firm their independence from management and the Company.

All audit and non-audit services provided by PricewaterhouseCoopers LLP and the fees paid by the Company with respect to such services have been reviewed and pre-approved by the Audit Committee, which has also considered whether the provision of any non-audit services is compatible with maintaining the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Paul L. Smith, Chair
Stephen R. Blank
Alan L. Gosule

Principal Accounting Fees and Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm.  The Committee pre-approves on an annual basis the provision of certain audit, audit-related and tax services specifically described to the Committee.  Any additional engagements require separate pre-approval.  As permitted by the SEC’s rules, the Audit Committee has authorized its Chair, Paul Smith, to approve any additional non-audit services to be provided by the independent registered public accounting firm, provided that such service is permitted under applicable regulations and reported to the full Audit Committee at its next meeting.

All of the services described below for 2009 and 2008 were pre-approved by the Audit Committee.  The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintenance of the firm’s independence in the conduct of its audit function and determined that such services were compatible with the maintenance of independence.

Aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2009 and 2008, were:

	2009	2008
Audit fees (1)	$787,350	$840,597
Audit-related fees (2)	65,175	9,000
Tax fees (3)	152,120	161,166
All other fees (4)	53,240	50,000
Total fees	$1,057,885	$1,060,763

(1)           Audit fees consisted of professional services rendered for the audits of the consolidated financial statements of the Company and the audit of  Internal Controls over Financial Reporting.

(2)           Audit-related fees consisted of assurance and related services related to issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

(3)           Tax fees consisted of services related to preparation of tax returns and claims for refunds, $117,000 for 2009 and $118,176 for 2008, respectively and tax planning and tax advice of $35,120 for 2009 and $42,990 for 2008.

(4)           All other fees consisted of license fees for software developed by PricewaterhouseCoopers LLP, including those that assist with partner allocations for the Operating Partnership.

ADDITIONAL INFORMATION

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company.  In addition to the solicitation of proxies by mail, the Directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities.  The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners.  The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s Proxy Statement and form of proxy for the 2011 Annual Meeting of Stockholders must be received by the Company by the close of business on December 1, 2010.  Any proposal submitted outside the process of Rule 14a-8 received after December 31, 2010 will not, under the rules of the SEC, be considered timely for presentation at the 2011 Annual Meeting.  A proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy, and the proponent or a representative of the proponent must attend the annual meeting to present the proposal.

Form 10-K

Copies of the Form 10-K may be obtained without charge from Shareholder Services, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604.  A copy of the Form 10-K is also available through the Company’s Web site at www.homeproperties.com or from the SEC at its Web site at www.sec.gov.

Other Matters

The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting.  If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY.  PLEASE VOTE BY INTERNET, TELEPHONE OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

EXHIBIT A

Amendment Number One
to
Home Properties, Inc.
Director Deferred Compensation Plan

This Amendment Number One to the Director Deferred Compensation Plan (the “Plan”) was duly adopted by the Board of Directors and the Stockholders of Home Properties, Inc. at meetings duly called and held on May 4, 2010.

1.           Defined Terms.  All capitalized terms used herein but not defined shall have the meaning given to them in the Plan.

2.           Amendment to the Plan.  Section 5(f) of the Plan entitled “Authorized Shares” shall be amended to increase the aggregate number of shares of Company Common Stock available for stock payments under the Plan (subject to substitution or adjustment as provided in the Plan) from 100,000 to 150,000.

HOME PROPERTIES, INC.

DIRECTOR DEFERRED COMPENSATION PLAN

(Amended and Restated as of January 1, 2008)

1.           Purpose

Home Properties, Inc. (the “Company”) adopted its Home Properties, Inc. Director Deferred Compensation Plan effective January 1, 1999 (the “Plan”) to assist its independent directors with their individual tax and financial planning and to permit the Company to remain competitive in attracting and retaining its independent directors.  The Plan permits eligible directors to defer the receipt of annual compensation which they may be entitled to receive from the Company and, with respect to cash compensation, the Company to contribute matching contributions on their behalf.

2.           Eligibility

Any member of the Board of Directors of the Company who is not otherwise an employee of the Company or any subsidiary is eligible to participate in this Plan.

3.           Contributions

(a)	Participant Contributions.

(1)
Amount of Deferral.  A participant may elect to defer receipt of any whole percent (100 percent maximum) of his or her annual  compensation otherwise payable or, in the case of restricted stock, granted to the participant by the Company during a calendar year.

(2)
Time for Electing Deferral.  Deferral elections shall be made before the beginning of the calendar year during which the participant will perform the services to which the compensations relates.  Any election to defer shall be made in accordance with subsection 3 below.

Notwithstanding the foregoing, a newly-eligible participant may make an initial deferral election within 30 days of the time the participant first becomes eligible to participate in this Plan, provided that deferrals with respect to this election may be made only with respect to compensation for services to be performed subsequent to the election.  This initial eligibility rule shall not apply if the participant is, or ever has been, eligible to participate in another deferred compensation plan sponsored by the Company that is an “account balance plan” under the plan aggregation rules of Code Section 409A.

(3)
Manner of Electing Deferral.  A participant shall elect a deferral by giving written notice to the Company in a form prescribed by the Committee established pursuant to Section 9 (the “Committee”).  The notice shall include (1) the year to which the deferral relates; (2) the percentage and type of compensation to be deferred; (3) the  period with respect to which the deferral relates; (4) the length of the deferral period; and (5) for deferrals relating to services performed in 2008 or thereafter, the form of payment as either a lump sum payment or annual installment payments over a specified period not to exceed 10 years.  A participant may designate a deferral period of three, five or ten years for cash deferrals and a deferral period of five or ten years for restricted stock deferrals.  If a participant elects annual installment payments, the installment payments shall be substantially equal in amount, provided that any hypothetical dividends credited to the Participant Account (as described in Section 4(a) below) during the installment payment period shall be paid with the final installment payment.  Payment of cash deferrals and issuance of stock for restricted stock deferrals will commence on the first quarterly dividend payment date occurring after the applicable anniversary date of the latest date any compensation is deferred in any applicable year.

For example, a participant may elect in December 2008 to defer for three years compensation payable in 2009 with respect to 2009 services.  Compensation deferred in 2009 will be paid on the first Dividend Payment Date occurring after the third anniversary date of the latest compensation deferred in 2009.

For deferrals made prior to 2008, notwithstanding the foregoing, in the event the participant retires or otherwise ceases to be a member of the Board of Directors, vested benefits payments shall be paid on the Company’s first quarterly dividend payment date following retirement or such cessation notwithstanding any later date specified in the participant’s election form.  For deferrals relating to services performed in 2008 or thereafter, a Participant may elect to receive payment of deferred amounts on (i) a specified payment date, (ii) termination of directorship, or (iii) the earlier of a specified payment date or termination of directorship.  For purposes of the Plan, retiring or terminating as a Director shall mean a separation from service with the Company (within the meaning of Section 409A).

If a participant dies before receiving all vested benefits in his or her Participant Account, the remaining balance shall be paid to the participant’s estate in a lump sum as soon as administratively practicable following the participant’s death, and in no event later than March 15th of the calendar year following the calendar year in which the death occurred, notwithstanding any later date(s) specified in the participant’s election form(s).

(b)
Company Matching Contributions.  The Company shall contribute 10 percent of the cash amount each participant defers.  The Company’s contribution  shall be made as of the same date as the participant’s deferral to which it relates and shall be deferred to the same payment date as the related participant deferral.  The Company shall not contribute any additional amounts with respect to any participant’s election to defer the recognition of income on restricted stock.

4.           Participant Accounts

For each participant there shall be established a Participant Account (the “Account”).  The maintenance of individual Participant Accounts is for bookkeeping purposes only.  The Company is not obligated to make actual contributions to fund this Plan or to acquire or set aside any particular assets for the discharge of its obligations, nor is any participant to have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations hereunder.

(a)
Valuation of Accounts.  A participant’s Account shall be valued as of each day there occurs a transaction affecting the Account. Each cash deferral or Company contribution shall be reflected by crediting the Account with the number of shares of Company Common Stock that could be purchased at the Common Stock’s then fair market value with the amounts deferred by the participant, or contributed by the Company on behalf of a participant.  With respect to the deferral of the recognition of income on restricted stock, a participant’s Account shall be credited with the same number of shares of the Company Common Stock as the number of shares of restricted stock the recognition of income on which has been deferred.  For purposes of making these credits:  (a) the participant’s quarterly compensation and meeting fees will be deemed to have been made on the Dividend Payment Date occurring during the quarter for which the quarterly payment is made and during which the meeting date(s) occurred; and (b) restricted stock will be deemed to have been granted on the date that it is actually granted.  In addition, each Account will be credited with the number of shares of Company Common Stock that could be purchased with hypothetical dividends that would be paid with respect to all shares previously allocated to the Account on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company’s Dividend Reinvestment and Direct Stock Purchase Plan.  Distributions from, or forfeiture of, the Account shall be recorded as of the day of such distributions or forfeitures.  The Account shall also be adjusted as of the date of any transaction requiring additions to or distributions from the Account to reflect any gains (or losses) in the fair market value of Company Common Stock held in the Account.  Three subaccounts shall be established within the Account to track separately participant cash contributions, Company cash contributions and participant restricted stock contributions and the earnings and distributions on each.  The Common Stock’s fair market value shall be the composite closing price for a share of the Company’s Common Stock as listed on the New York Stock Exchange on the date before the transaction occurs.

(b)
Vesting.  All amounts credited to participant cash contribution subaccounts shall be fully vested at all times.  Except for the possible claims of the Company’s general creditors, they shall not be subject to forfeiture on account of any action by a participant or by the Company, including termination of the participant’s directorship.  Amounts credited to a participant’s Company cash contribution subaccount shall become fully vested on the first Dividend Payment Date occurring after the third anniversary of the date first credited to the subaccount if the participant has  continuously been a director of the Company through the third anniversary of the contribution date, or if the participant ceases to be a director on account of disability, death or retirement or upon a change in control as hereinafter provided.  For this purpose, “disability” shall mean the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  A participant’s restricted stock subaccount shall become vested in accordance with the vesting provisions of the restricted stock grant.  Amounts payable under this Plan shall be paid only to the participant provided that in the event of his or her death payments shall be made to his or her estate.

If a participant’s Company subaccount becomes forfeitable, he or she shall forfeit both Company contributions and the earnings thereon.’

5.           Payment of Deferred Amounts

No withdrawal may be made from an Account except as provided in this section 5.

(a)
Commencement of Benefits.  Payments of vested amounts from an Account shall normally be made in a lump sum or annual installment payments, commencing on the first quarterly dividend payment date occurring after the applicable anniversary date of the latest date any compensation is deferred in any applicable year.

(b)
Hardship Withdrawals.  Except for earlier payments expressly authorized by this Plan and Code Section 409A, no benefit may be paid earlier than the date specified in a deferral election.  Notwithstanding the payment terms set forth in a participant’s deferral election, however, the Committee may, in its sole discretion, authorize an in-service withdrawal on account of a participant’s Unforeseeable Financial Emergency.  A distribution based upon Unforeseeable Financial Emergency shall not exceed the lesser of the participant’s account balance, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship).  A distribution based upon Unforeseeable Financial Emergency shall be permitted only to the extent permitted under Section 409A.

For purposes of the Plan, the term “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the participant that would result in severe financial hardship to the participant resulting from (i) an illness or accident of the participant, the participant’s spouse or a dependent of the participant, (ii) a loss of the participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, all as determined in the sole discretion of the Committee.

(c)
Subsequent Deferral Election.  No subsequent deferral election shall be permitted to extend the payment of benefits beyond the payment date set forth in the relevant deferral election, except for a subsequent deferral election that satisfies all of the following conditions:

•	the subsequent election must be made 12 months or more prior to the previously-selected payment date; and

•	the new payment commencement date must be at least five years later than the previously-selected payment date; and

•	the subsequent election may not be effective until at least 12 months after the date on which it is made.

Only one such subsequent deferral election may be made after the initial deferral election.

(d)	Form of Payment. Payments for any reason other than a change in control shall be made only in stock provided that any fractional shares from an Account shall be paid in cash.

(e)
Change in Control.  In the event of a change in control, all account balances shall become fully and immediately vested and shall be paid, in cash or stock as the Committee in its sole discretion may determine, within five days of the change in control. For this purpose, the term “change in control” means a change that is a change in the ownership, a change in the effective control or a change in the ownership of a substantial portion of the assets of the Company, all as defined in IRS regulations under Code Section 409A, provided that such change also satisfies one of the following:

i.
a change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended;

ii.
any “person” (as such term is used in Sections 13(d) and 14(d)(2) of such Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

iii.
during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(f)
Authorized Shares.  An aggregate of 100,000 shares of Company Common Stock (subject to substitution or adjustment as provided below) shall be available for stock payments under this Plan.  Such shares may be authorized and unissued shares or may be treasury shares. In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter are available for stock payments under the Plan shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

6.           Participant’s Rights Unsecured

The right of any participant or, if applicable, the participant’s estate, to receive benefits under the provisions of this Plan shall be an unsecured claim against the general assets of the Company.  Any amounts held in an Account, including amounts that may be set aside by the Company for the purpose of meeting its obligations under this Plan, are a part of the Company’s general assets and shall be reachable by the general creditors of the Company.

7.           Statement of Account

Statements will be sent to participants no less frequently than annually setting forth the value of their Accounts.

8.           Transferability

The rights of a participant under this Plan shall not be transferable other than by will or by the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant or by his guardian or legal representative.

9.           Plan Administrator

The administrator of this Plan shall be a Committee of the Board of Directors of the Company from time to time designated by the Board.  The Committee’s members shall not be employees of the Company.  The Committee shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions of the Plan.  The Committee may delegate some or all of its functions to another person as it may deem appropriate.  The Board of Directors has designated the Management and Directors Committee of the Board of Directors as administrator of the Plan until further notice.

10.           Amendment

This Plan may at any time or from time to time be amended, modified or terminated by the Company’s Board of Directors, , provided that any such amendment, modification or termination shall comply with the requirements of Code Section 409A.  No amendment, modification or termination shall, without the consent of a participant, adversely affect such participant’s accruals in his or her Account.

11.           Dividend Payment Date

In the event that the Company does not pay a dividend on the Common Stock in any calendar quarter, the Dividend Payment Date in that quarter for purposes of this Plan shall be deemed to be the last day of February, May, August or November in the relevant quarter, or if such date is not a business day, the next succeeding business day.

12.           Section 409A

This Plan shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent.  If any provision of this Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  The Committee reserves the right to take any action it deems appropriate or necessary to comply with the requirements of Section 409A and may take advantage of such transition rules under Section 409A as it deems necessary or appropriate.

13.           Governing Law

This Plan and any participant elections hereunder shall be interpreted and enforced in accordance with the laws of the State of New York.

14.           Effective Date

The effective date of this Amended and Restated Plan is January 1, 2008.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Home Properties, Inc.

INTERNET
http://www.proxyvoting.com/hme

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED THEREON. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please mark your votes as indicated in this example ☒

	FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed	*EXCEPTIONS
PROPOSAL ONE - To elect the following persons as directors to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified.	☐	☐	☐

Nominees

01 Stephen R. Blank	05 Charles J. Koch	09 Clifford W. Smith, Jr.
02 Josh E. Fidler	06 Nelson B. Leenhouts	10 Paul L. Smith
03 Alan L. Gosule	07 Norman P. Leenhouts	11 Amy L. Tait
04 Leonard F. Helbig, III	08 Edward J. Pettinella	

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____

	FOR	AGAINST	ABSTAIN
PROPOSAL TWO - To approve an amendment to the Director Deferred Compensation Plan to increase the shares available for issuance under that Plan by 50,000.	☐	☐	☐
PROPOSAL THREE - To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2010.	☐	☐	☐

Please mark, sign, date and return this proxy card using the enclosed envelope.

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature ______________________ Signature ______________________ Date __________

NOTE: (Please sign above exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on May 4, 2010: The Proxy Statement and the 2009 Annual Report to Stockholders are available at: **http://www.homeproperties.com/Investors**

▼ FOLD AND DETACH HERE ▼

HOME PROPERTIES, INC.

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS MAY 4, 2010

The undersigned hereby appoints Edward J. Pettinella and David P. Gardner as Proxies with full power of substitution to represent the undersigned and to vote all Common Stock of Home Properties, Inc. which the undersigned would be entitled to vote at the 2010 Annual Meeting of Stockholders of the Company to be held at 9 a.m. on May 4, 2010 and any adjournment thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

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